Exhibit 3
                        Agreement and Plan of Merger

                                by and among

                              IMRglobal CORP.,

                               CGI GROUP INC.

                                    and

                          CGI FLORIDA CORPORATION

                       Dated as of February 21, 2001

                             TABLE OF CONTENTS


ARTICLE I  THE MERGER.........................................................2

Section 1.1.       The Merger.................................................2
Section 1.2.       Conversion and Exchange of Shares..........................2
Section 1.3.       Surrender and Exchange.....................................3
Section 1.4.       Company Stock Options......................................6
Section 1.5.       Fractional Shares..........................................6
Section 1.6.       The Surviving Corporation..................................7
Section 1.7.       Lost, Stolen or Destroyed Certificates.....................8
Section 1.8.       Dissenters' Rights.........................................8
Section 1.9.       Withholding Rights.........................................8
Section 1.10.      Shares Held by Company Affiliates..........................8

ARTICLE II  REPRESENTATIONS AND WARRANTIES....................................9

Section 2.1.       Representations and Warranties of the Company..............9
                   2.1.1.     Organization, Good Standing and Qualification...9
                   2.1.2.     Capital Structure..............................10
                   2.1.3.     Authority, Approval and Fairness Opinion.......11
                   2.1.4.     Governmental Filings, No Violations............12
                   2.1.5.     Reports; Financial Statements..................13
                   2.1.6.     Absence of Certain Changes.....................14
                   2.1.7.     Litigation and Liabilities.....................15
                   2.1.8.     Employee Benefit Plans.........................16
                   2.1.9.     Labor and Employment Matters...................18
                   2.1.10.    Non-competition Agreements.....................19
                   2.1.11.    Absence of Sensitive Payments..................19
                   2.1.12.    Affiliate Transactions.........................20
                   2.1.13.    Licenses.......................................20
                   2.1.14.    Intellectual Property..........................20
                   2.1.15.    Continuity of Business.........................22
                   2.1.16.    Compliance with Laws...........................23
                   2.1.17.    Certain Contracts..............................23
                   2.1.18.    Tax Treatment..................................23
                   2.1.19.    Tax Matters....................................24
                   2.1.20.    Environmental Matters..........................25
                   2.1.21.    Registration Rights Agreements.................26
                   2.1.22.    Takeover Statutes..............................26
                   2.1.23.    Real Property..................................27
                   2.1.24.    Brokers and Finders............................28
Section 2.2.       Representations and Warranties of Parent..................29
                   2.2.1.     Organization, Good Standing and Qualification..29
                   2.2.2.     Capital Structure..............................30
                   2.2.3.     Corporate Authority and Approval...............30
                   2.2.4.     Governmental Filings, No Violations............31
                   2.2.5.     Reports; Financial Statements..................32
                   2.2.6.     Absence of Certain Changes.....................32
                   2.2.7.     Litigation and Liabilities.....................33
                   2.2.8.     Employee Benefit Plans.........................33
                   2.2.9.     Labor and Employment Matters...................34
                   2.2.10.    Licenses.......................................35
                   2.2.11.    Intellectual Property..........................35
                   2.2.12.    Continuity of Business.........................37
                   2.2.13.    Compliance with Laws...........................37
                   2.2.14.    Tax Treatment..................................37
                   2.2.15.    Merger Sub's Operations........................37
                   2.2.16.    Tax Matters....................................37
                   2.2.17.    Environmental Matters..........................39
                   2.2.18.     Brokers and Finders...........................39

ARTICLE III  COVENANTS.......................................................39

Section 3.1.       Interim Operations of the Company.........................39
Section 3.2.       Interim Operations of Parent..............................43
Section 3.3.       Acquisition Proposals.....................................44
Section 3.4.       Information Supplied......................................46
                   3.4.1.     Registration Statement; Other SEC Filings......46
Section 3.5.       Meetings..................................................48
Section 3.6.       Filings; Other Actions; Notification......................48
Section 3.7.       Access....................................................50
Section 3.8.       Publicity.................................................50
Section 3.9.       Benefits and Other Matters................................51
                   3.9.1.     Employee Benefits..............................51
                   3.9.2.     Director and Officer Indemnification and
                                Insurance....................................52
Section 3.10.      Expenses..................................................53
Section 3.11.      Other Actions by the Company and Parent...................53
                   3.11.1.    Takeover Statutes..............................53
                   3.11.2.    Notices of Certain Events......................53
Section 3.12.      Listing Applications; Establishment of Parent Common
                                Shares.......................................54
Section 3.13.      Letters of Accountants....................................54
Section 3.14.      Agreements of Company Affiliates..........................55
Section 3.15.      Tax Representation Letters................................55
Section 3.16.      Information to be Supplied to Five Percent Transferee
                                Shareholder..................................55

ARTICLE IV  CONDITIONS.......................................................55

Section 4.1.       Conditions to Each Party's Obligation to Effect the
                                Merger.......................................55
                   4.1.1.     Company Shareholder Approval...................56
                   4.1.2.     Regulatory Consents............................56
                   4.1.3.     Laws and Orders................................56
                   4.1.4.     Effectiveness of Form F-4......................56
                   4.1.5.     Listing........................................56
                   4.1.6.     Third Party Consents...........................56
                   4.1.7.     Parent Shareholder Approval....................57
Section 4.2.       Conditions to Obligations of Parent and Merger Sub........57
                   4.2.1.     Representations and Warranties of the Company..57
                   4.2.2.     Performance of Obligations of the Company......58
                   4.2.3.     Tax Opinion....................................58
                   4.2.4.     Executive Agreements...........................58
                   4.2.5.     Affiliate Letters..............................58
                   4.2.6.     Voting Agreement...............................58
Section 4.3.       Conditions to Obligation of the Company...................58
                   4.3.1.     Representations and Warranties of Parent and
                                Merger Sub...................................59
                   4.3.2.     Performance of Obligations of Parent...........59
                   4.3.3.     Tax Opinion....................................59

ARTICLE V  TERMINATION.......................................................60

Section 5.1.       Termination by Mutual Consent.............................60
Section 5.2.       Termination by Either Parent or the Company...............60
Section 5.3.       Termination by the Company................................60
Section 5.4.       Termination by Parent.....................................61
Section 5.5.       Effect of Termination and Abandonment.....................61

ARTICLE VI  MISCELLANEOUS AND GENERAL........................................63

Section 6.1.       Survival..................................................63
Section 6.2        Modification or Amendment.................................63
Section 6.3.       Waiver of Conditions......................................63
Section 6.4.       Failure or Indulgence not Waiver; Remedies Cumulative.....63
Section 6.5.       Counterparts..............................................64
Section 6.6.       Governing Law.............................................64
Section 6.7.       Notices...................................................64
Section 6.8.       Entire Agreement..........................................65
Section 6.9        Severability..............................................65
Section 6.10.      Interpretation............................................66
Section 6.11.      Assignment................................................66
Section 6.12.      Specific Performance......................................66
Section 6.13.      Forms of Currency.........................................66


                                  EXHIBITS
                                  --------

Exhibit A         Executive Agreements
Exhibit B         Form of Company Affiliate Letter
Exhibit C         Voting Agreement

                                DEFINITIONS
                                -----------


TERM                                                                  SECTION
----                                                                  -------

Acquisition Proposal......................................................3.3.1
Affiliate................................................................2.1.12
Agreement..............................................................preamble
Antitrust Division........................................................3.6.6
Bankruptcy and Equity Exception...........................................2.1.3
Business Day................................................................6.7
Canadian GAAP.............................................................2.2.5
CCA ....................................................................2.1.4.1
Certificate...............................................................1.2.3
Class B Shares............................................................2.2.2
Closing...................................................................1.1.3
Closing Date..............................................................1.1.3
Code...................................................................recitals
Company................................................................preamble
Company Affiliates.........................................................3.14
Company Balance Sheet.....................................................2.1.5
Company Balance Sheet Date................................................2.1.5
Company Common Shares..................................................recitals
Company Disclosure Schedule.................................................2.1
Company Employee Plans..................................................2.1.8.1
Company Employees.......................................................2.1.8.1
Company Employment Agreements...........................................2.1.8.1
Company Foreign Plan....................................................2.1.8.1
Company Indemnification Rights...........................................2.1.20
Company Lease Consents...................................................2.1.23
Company Lease List.......................................................2.1.23
Company Officers..................................................2.1.11. 2.1.7
Company Preference Shares.................................................2.1.2
Company Proxy Statement.................................................3.4.1.1
Company Reports...........................................................2.1.5
Company Required Consents...............................................2.1.4.1
Company Requisite Vote....................................................2.1.3
Company Shareholders' Meeting...............................................3.5
Company Stock Option......................................................1.4.1
Company Stock Plans.......................................................2.1.2
Confidentiality Agreement.................................................3.3.1
Contracts...............................................................2.1.4.2
control..................................................................2.1.12
Disclosure Schedules........................................................2.2
Effective Time............................................................1.1.2
Environmental Laws.......................................................2.1.20
ERISA...................................................................2.1.8.1
ERISA Affiliate.........................................................2.1.8.2
Excess Shares...............................................................1.5
Excess Shares Trust.........................................................1.5
Exchange Act............................................................2.1.4.1
Exchange Agent............................................................1.3.1
Exchange Ratio............................................................1.2.2
Excluded Share............................................................1.2.1
Executive Agreements...................................................recitals
FBCA......................................................................1.1.1
Five-Percent Transferee Shareholder........................................3.16
Form F-4................................................................3.4.1.1
FTC ......................................................................3.6.6
Governmental Consents.....................................................4.1.2
Governmental Entity.....................................................2.1.4.1
HSR Act.................................................................2.1.4.1
Indemnitee................................................................3.9.2
IP Rights................................................................2.1.14
Law ....................................................................2.1.4.2
Licenses.................................................................2.1.13
Lien....................................................................2.1.4.2
Material Adverse Effect...................................................2.1.1
Merger.................................................................recitals
Merger Agreement.......................................................preamble
Merger Sub.............................................................preamble
Nasdaq....................................................................1.3.4
NYSE....................................................................2.1.4.1
Orders....................................................................4.1.3
Parent.................................................................preamble
Parent Balance Sheet......................................................2.2.5
Parent Balance Sheet Date.................................................2.2.5
Parent Certificates.......................................................1.3.1
Parent Common Shares......................................................1.2.2
Parent Disclosure Schedule..................................................2.2
Parent Employee Plans...................................................2.2.8.1
Parent Employees........................................................2.2.8.1
Parent Executive Officers.................................................2.2.7
Parent Foreign Plan.....................................................2.2.8.1
Parent Reports............................................................2.2.5
Parent Required Consents................................................2.2.4.1
Parent Shareholder Approval...............................................4.1.7
Payment..................................................................2.1.11
Person....................................................................2.1.1
Reports...................................................................2.2.5
Representatives...........................................................3.3.1
SEC ......................................................................1.4.2
Securities Act............................................................1.4.2
Subsidiary................................................................2.1.1
Superior Proposal.........................................................3.3.1
Surviving Corporation.....................................................1.1.1
Takeover Statute.........................................................2.1.22
Tax Representation Letter..................................................3.15
Tax Returns...........................................................2.1.19(a)
Taxes.................................................................2.1.19(c)
Termination Date............................................................5.2
TSE ....................................................................2.1.4.1
U.S. GAAP.................................................................2.1.5
Voting Agreement.......................................................recitals

                        AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2001 (this "Agreement" or the "Merger Agreement"), by and among CGI GROUP INC., a company incorporated under the laws of Quebec ("Parent"), IMRglobal CORP., a Florida corporation (the "Company") and CGI FLORIDA CORPORATION, a Florida corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub").

                           W I T N E S S E T H :

          WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have adopted this Agreement and have determined that it is advisable and in the best interests of their respective shareholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement (the "Merger");

          WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder;

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent to enter into this Agreement, Parent and Merger Sub are entering into a Voting Agreement, dated as of the date of this Agreement (the "Voting Agreement"), with certain shareholders of the Company pursuant to which these shareholders, among other things, are agreeing to vote all of their shares of common stock, par value $0.10, of the Company ("Company Common Shares") in favor of the approval of this Agreement and the Merger, and the Board of Directors of the Company has approved the entry into the Voting Agreement by the parties thereto; and

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent to enter into this Agreement, Parent, the Company and Merger Sub are entering into a Letter Agreement, dated as of the date of this Agreement, with Mr. Satish K. Sanan, the Chairman and Chief Executive Officer of the Company, and the Company and Parent are entering into an Executive Employment Agreement, dated as of the date of this Agreement, with Mr. Sanan, each in the form attached hereto as Exhibit A (together, the "Executive Agreements").

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                 ARTICLE I

                                 THE MERGER

     Section 1.1. The Merger.
                  ----------

          1.1.1. At the Effective Time (as defined in Section 1.1.2), Merger Sub shall be merged with and into the Company in accordance with the Florida Business Corporation Act (the "FBCA"), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue as a wholly owned subsidiary to be governed by the laws of the State of Florida, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers, franchises, restrictions, disabilities and duties, shall continue unaffected by the Merger except as set forth in this Article I. The Merger shall have the effects specified in the FBCA.

          1.1.2. On the Closing Date (as defined in Section 1.1.3), the Company and Merger Sub will file articles of merger with the Secretary of State of the State of Florida and make all other filings or recordings required by applicable Law (as defined in Section 2.1.4.2) in connection with the Merger. The Merger shall become effective at the time the articles of merger are duly filed with the Secretary of State of the State of Florida or at any later time as Parent and the Company shall agree and shall specify in the articles of merger (the "Effective Time").

          1.1.3. The consummation of the Merger (the "Closing") shall take place (i) at 10:00 A.M. (New York City time) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, as soon as practicable, but in any event within three Business Days (as defined in Section 6.7) after the day on which the last to be fulfilled or waived of the conditions set forth in Article IV (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of these conditions) shall be fulfilled or waived in accordance with this Agreement unless otherwise agreed by the Company and Parent (the "Closing Date").

          1.1.4. Parent shall have the right to elect to cause Merger Sub to be a second-tier, wholly-owned subsidiary of Parent; provided that this election shall not in any material respect adversely affect the rights of the Company under this Agreement, the benefits to the Company shareholders of the Merger (including the tax-free nature of the Merger) or otherwise materially delay the consummation of the Merger.

     Section 1.2. Conversion and Exchange of Shares. At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder:

          1.2.1. Each Company Common Share held by the Company or any wholly-owned subsidiary of the Company as treasury stock or held by Parent or any Subsidiary (as defined in Section 2.1.1) of Parent immediately prior to the Effective Time (each, an "Excluded Share") shall be canceled and no consideration shall be exchanged with respect to these shares.

          1.2.2. Subject to Section 1.5, each Company Common Share outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be converted into and shall be canceled in exchange for the right to receive 1.5974 (the "Exchange Ratio") Class A Subordinate Shares, without par value, of Parent ("Parent Common Shares").

          1.2.3. At the Effective Time, all Company Common Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any Company Common Shares (other than Excluded Shares) shall thereafter represent only the right to receive Parent Common Shares as provided in
Section 1.2.2 and the right, if any, to receive cash in lieu of fractional interests in Parent Common Shares pursuant to Section 1.5 and any distribution or dividend pursuant to Section 1.3.6, in each case without interest.

          1.2.4. Each share of common stock of Merger Sub, par value $0.10 per share, outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully-paid and non-assessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

          1.2.5. At the Effective Time, the Surviving Corporation will issue shares of its common stock to Parent in consideration for Parent's issuing Parent Common Shares to the holders of Company Common Shares. The fair market value and number of shares issued to Parent will be equal to the fair market value and number of Company Common Shares (other than Excluded Shares) outstanding immediately before the Effective Time.

          1.2.6. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of Company Common Shares, or Parent changes the number of Parent Common Shares, issued and outstanding, as a result of a stock split, reverse stock split, stock dividend, recapitalization or redenomination of share capital, the Exchange Ratio and other items dependent thereon shall be appropriately adjusted.

     Section 1.3. Surrender and Exchange.
                  ----------------------

          1.3.1. Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company as exchange agent (the "Exchange Agent") in connection with the Merger for the purpose of exchanging Certificates for certificates representing Parent Common Shares ("Parent Certificates"), and cash in lieu of fractional Parent Common Shares in accordance with Section 1.5, in connection with the Merger. Parent shall deposit with the Exchange Agent, from time to time that number of Parent Certificates, in any denominations as the Exchange Agent shall specify, as are issuable in respect of Company Common Shares for which Certificates have been properly delivered to the Exchange Agent. Parent shall also from time to time deposit or cause to deposit with the Exchange Agent U.S. dollars in an amount sufficient to provide the Exchange Agent with the cash to fund payments to be made pursuant to Section 1.3.6.

          1.3.2. As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of record as of the Effective Time of Company Common Shares (other than holders of shares that constitute Excluded Shares) a letter of transmittal, in a form upon which the Company and Parent may reasonably agree, for use in effecting delivery of Certificates to the Exchange Agent. Each holder of Company Common Shares that have been converted in the Merger into the right to receive the consideration set forth in Section 1.2.2 shall, upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering the Company Common Shares represented by the Certificate or Certificates, be entitled to receive (i) the number of whole Parent Common Shares into which all of the Company Common Shares, represented by the holder's Certificate or Certificates, are converted in accordance with Section 1.2.2 and (ii) a check in an amount of U.S. dollars (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional interests in shares to be paid pursuant to Section 1.5 without interest, plus (B) any cash dividends or other distributions that any holder has the right to receive pursuant to Section 1.3.6. Until so surrendered, each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole Parent Common Shares into which the Company Common Shares represented by that Certificate are converted in accordance with Section 1.2.2 and the applicable amounts provided in the foregoing clause (ii).

          1.3.3. If any Parent Common Shares are to be issued, or if any cash in lieu of fractional interests pursuant to Section 1.5 or any cash dividends or distributions pursuant to Section 1.3.6 are to be paid, to a person other than the registered holder of Company Common Shares represented by a Certificate or Certificates surrendered with respect thereto, it shall be a condition to this issuance or payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person (as defined in Section 2.1.1) requesting this issuance or payment shall pay to the Exchange Agent any transfer or other taxes required as a result of this issuance or payment to a Person other than the registered holder of these Company Common Shares or establish to the satisfaction of the Exchange Agent that this tax has been paid or is not payable.

          1.3.4. The stock transfer books of the Company shall be closed on the close of trading on the Nasdaq National Market System ("Nasdaq") on the day prior to the Effective Time, and thereafter there shall be no further registration of transfers of Company Common Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

          1.3.5. Any Parent Common Shares issued in respect of Company Common Shares pursuant to this Article I and any cash in lieu of fractional interests in Parent Common Shares to be paid pursuant to Section 1.5, plus any cash dividend or other distribution that a former holder of Company Common Shares has the right to receive pursuant to Section 1.3.6, that remains unclaimed by any former holder of Company Common Shares six months after the Effective Time shall be delivered by the Exchange Agent to Parent and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate which had represented Company Common Shares may surrender such Certificate to the Surviving Corporation or Parent and (subject to the provisions of this Section and applicable abandoned property, escheat and similar laws) receive in exchange therefor Parent Common Shares, together with any cash for the payment of any fractional shares referred to in
Section 1.5, into which the Company Common Shares theretofore represented by the Certificate were converted by virtue of the Merger. Parent shall not be liable to any former holder of Company Common Shares for any securities delivered or any amount paid by the Exchange Agent or its nominee to a public official pursuant to applicable abandoned property, escheat or similar laws. Any cash and Parent Common Shares remaining unclaimed by holders of Company Common Shares three years after the Effective Time (or any earlier date immediately prior to that time as this cash would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.1.4.1)) or as is otherwise provided by applicable Law shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation or Parent, as Parent may determine, free and clear of any claims or interest of any Person previously entitled thereto.

          1.3.6. No dividends or other distributions with respect to Parent Common Shares payable with respect to the Company Common Shares shall be paid to the holder of any unsurrendered Certificates until those Certificates are surrendered as provided in this Article I. Upon surrender, there shall be issued and/or paid to the holder of Parent Common Shares issued in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those Parent Common Shares with a record date on or after the date of the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those Parent Common Shares with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued and delivered pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

     Section 1.4. Company Stock Options.
                  ---------------------

          1.4.1. At the Effective Time, all employee and director stock options to purchase Company Common Shares (each, a "Company Stock Option") which are then outstanding and unexercised shall cease to represent a right to acquire Company Common Shares and shall be converted automatically into options to acquire Parent Common Shares as provided below, and Parent shall assume each Company Stock Option subject to the terms of any of the Company Stock Plans (as defined in Section 2.1.2) and the agreements evidencing grants thereunder. From and after the Effective Time, (i) the number of Parent Common Shares purchasable upon exercise of each outstanding Company Stock Option shall be equal to the product of (x) the number of Company Common Shares that were purchasable under that Company Stock Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio (subject to adjustment as provided in Section 1.2.5), rounded down to the nearest whole Parent Common Share, and (ii) the exercise price per Parent Common Share under each Company Stock Option shall be obtained by dividing (x) the exercise price per Company Common Share of each Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio (subject to adjustment as provided in Section 1.2.5), and rounding up or down to the nearest cent. The Board of Directors of the Company (or a duly empowered committee thereof) has adopted all resolutions and otherwise taken all action necessary to effectuate the foregoing. If any further action is necessary or appropriate to implement the foregoing, each of Parent and the Company agrees to take such action.

          1.4.2. Prior to the Effective Time, Parent shall reserve for issuance and make available for issuance in accordance with Section 1.4.1 the number of Parent Common Shares necessary to satisfy Parent's obligations under Section 1.4.1. As soon as reasonably practicable after the Effective Time, but no later than three business days after the Effective Time, Parent shall file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), with respect to Parent Common Shares which are subject to the Company Stock Options as provided in Section 1.4.1, and shall use reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as those options remain outstanding.

          Section 1.5. Fractional Shares. No fraction of a Parent Common Share will be issued pursuant to the Merger, but in lieu thereof each former holder of Company Common Shares otherwise entitled to receive a fractional interest in a Parent Common Share will be entitled to receive in accordance with the provisions of this Section 1.5 a cash payment in lieu of that fractional interest in a Parent Common Share representing the holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all holders otherwise entitled to fractional interests in Parent Common Shares which would otherwise be issued pursuant to the Merger (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed through the NYSE. Until the net proceeds of the sale of the Excess Shares have been distributed to the former holders of Company Common Shares, the Exchange Agent will hold the proceeds in trust for those former holders (the "Excess Shares Trust"). Commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with the sale of the Excess Shares shall be paid from cash held in the Excess Shares Trust. The Exchange Agent shall determine the portion of the Excess Shares Trust to which each former holder of Company Common Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Excess Shares Trust by a fraction the numerator of which shall be the fractional interest of Parent Common Shares to which such former holder would otherwise be entitled and the denominator of which is the aggregate amount of fractional interests in Parent Common Shares to which all former holders of Company Common Shares would otherwise be entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to former holders of Company Common Shares in lieu of fractional interests in a Parent Common Share, the Exchange Agent shall make available those amounts to the former holders without interest. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares.

     Section 1.6. The Surviving Corporation.
                  -------------------------

          1.6.1. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended as provided herein or in accordance with applicable Law; provided, however, that at the Effective Time, such certificate shall be amended by virtue of this Agreement as follows:

               (i) Article I shall be amended to read: "The name of the Corporation is IMRglobal Corp.";

               (ii) Section 3.1 shall be amended to read: "The Corporation is authorized to issue seventy-five million five hundred (75,000,500) shares, of which 75,000,000 shall be shares of common stock par value $0.10 per share and 500 shares shall be shares of preferred stock, par value $0.10 per share."

          1.6.2. The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended as provided herein or in accordance with applicable Law.

          1.6.3. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law,
(i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

          Section 1.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will issue and deliver in exchange for the lost, stolen or destroyed Certificate the applicable number of whole Parent Common Shares (including cash in lieu of fractional shares in accordance with Section 1.5), and any unpaid dividends or other distributions deliverable pursuant to Section 1.3.6 in respect of Company Common Shares represented by the Certificate pursuant to this Agreement.

     Section 1.8. Dissenters' Rights. In accordance with Section 607.1302 of the FBCA, no dissenters' rights shall be available to holders of Company Common Shares in connection with the Merger.

          Section 1.9. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     Section 1.10. Shares Held by Company Affiliates. Anything to the contrary herein notwithstanding, no Parent Common Shares (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an "affiliate" of the Company (identified pursuant to Section 3.14) until such Person shall have delivered to Parent a duly executed letter as contemplated by Section 3.14. Such Person shall be subject to the restrictions described in such letter, and such Parent Common Shares (or certificates therefor) shall bear a legend describing such restrictions.

                                 ARTICLE II

                       REPRESENTATIONS AND WARRANTIES

          Section 2.1. Representations and Warranties of the Company. Except as disclosed in the Company Reports (as defined in Section 2.1.5) filed with the SEC prior to the date of this Agreement and except as set forth in the corresponding sections of the disclosure schedule to this Agreement (the "Company Disclosure Schedule") (it being agreed that disclosure of any item under a subsection of this Section 2.1 in the Company Disclosure Schedule shall be deemed disclosure with respect to other subsections of this Section 2.1 if the applicability of such item to any such other subsection is reasonably apparent from the face of the Company Disclosure Schedule), the Company represents and warrants to Parent and Merger Sub as follows:

          2.1.1.  Organization, Good Standing and Qualification.
                  ---------------------------------------------

          Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing or with active status (with respect to jurisdictions that recognize the concept of good standing or active status) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority, and all government licenses, authorizations, consents and approvals required to own, operate and lease its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing or with active status (with respect to jurisdictions that recognize the concept of good standing or active status) in each jurisdiction where the ownership, operation or leasing of its assets or properties or conduct of its business requires qualification, except where the failure to be so organized, qualified or in good standing or with active status (with respect to jurisdictions that recognize the concept of good standing or active status) or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. The Company has made available to Parent complete and correct copies of the articles of incorporation and by-laws, in each case as amended to the date of this Agreement, of the Company and each of its Subsidiaries listed on Schedule
2.1.1 hereto. These articles of incorporation and by-laws, as so made available, are in full force and effect. As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company or Parent, any entity, whether incorporated or unincorporated, in which the Company or Parent, as the case may be, owns, directly or indirectly, more than fifty percent of the securities or other ownership interests having by their terms ordinary voting power to elect more than fifty percent of the directors or other persons performing similar functions, or the management and policies of which the Company or Parent, as the case may be, otherwise has the power to direct; (ii) "Material Adverse Effect", with respect to any party, means a material adverse effect on the business, properties, results of operations, or financial condition of such party and its Subsidiaries taken as a whole, other than any conditions, events, changes or effects that result from or arise out of (a) changes in the economy in general or (b) changes or circumstances affecting the industries in which such party operates which change or circumstance does not affect the Company or Parent, as the case may be, disproportionately relative to the other entities in such industry; and (iii) "Person" shall mean any individual, corporation, general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          2.1.2. Capital Structure. The authorized capital stock of the Company consists of 100,000,000 Company Common Shares and 10,000,000 shares of Preferred Stock, par value $0.10 per share (the "Company Preferred Shares"). As of the close of business on February 14, 2001, (i) 43,963,742 shares of Company Common Shares were issued and outstanding (ii) no Company Preferred Shares were issued and outstanding, (iii) 331,360 Company Common Shares and no Company Preferred Shares were held as treasury shares by the Company or any of its Subsidiaries and (iv) 19,340,955 Company Common Shares were reserved for issuance upon exercise of options issued pursuant to the Company Stock Plans (as hereinafter defined) and there were outstanding options to purchase an aggregate of 6,513,093 Company Common Shares under the Company Stock Plans. All of the outstanding Company Common Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. The exercise prices, vesting schedules and expiration dates of the stock options issued by the Company, the plans or agreements pursuant to which these stock options have been issued (the "Company Stock Plans") and the holders of these stock options are set forth in Section 2.1.2 of the Company Disclosure Schedule. Except as set forth in this Section, the Company has no outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights (either preemptive or other) to subscribe for or to purchase, or any outstanding options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments, obligations to purchase or redeem, or claims of any character relating to, any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company, including any rights plan or any other anti-takeover agreement. Since February 14, 2001, except as permitted by this Agreement, the Company has not (i) issued, granted or sold any Company Common Shares or any other shares of its capital stock, other than pursuant to the exercise of Company Stock Options outstanding on February 14, 2001 or pursuant to the Company's Employee Stock Purchase Plan or (ii) issued or granted any options, warrants, or securities convertible into or exercisable for shares of its capital stock.

          Each of the outstanding shares of capital stock or other ownership interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, in each case free and clear of any lien, pledge, security interest, claim or other encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind which obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing any rights are authorized, issued or outstanding. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations (i) the holders of which have the right to vote with the shareholders of the Company or of any of its Subsidiaries on any matter or (ii) which are convertible, exchangeable or exercisable for or into shares of capital stock or other voting securities or ownership interests in the Company or in any significant Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities.

          2.1.3. Authority, Approval and Fairness Opinion. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of this Agreement by the affirmative vote of the holders of record of not less than a majority of all of the votes entitled to be cast by holders of Company Common Shares at the Company Shareholders' Meeting (as defined in Section 3.5) (the "Company Requisite Vote"). Each Company Common Share entitles its record holder to one vote per share in connection with a vote of the shareholders of the Company with respect to the approval of this Agreement. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to approval of the Merger Agreement by the shareholders of the Company pursuant to the Company Requisite Vote, and assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (collectively, the "Bankruptcy and Equity Exception"). The Board of Directors of the Company has adopted resolutions (A) adopting this Agreement and approving the Merger and the other transactions contemplated hereby and thereby, (B) declaring the advisability of this Agreement, (C) determining that this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of the Company's shareholders, (D) recommending that the Company's shareholders vote in favor of the approval of this Agreement at the Company Shareholders' Meeting, (E) approving the Voting Agreement and the execution thereof by Parent and Merger Sub and certain shareholders of the Company, and (F) approving the Executive Agreements and the execution thereof by the Company, Parent and Mr. Satish K. Sanan. The Board of Directors of the Company has received the opinion of its financial advisor, Updata Capital Inc., to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Company Common Shares from a financial point of view.

          2.1.4.  Governmental Filings, No Violations.
                  -----------------------------------

               2.1.4.1. Other than the necessary filings, notices, approvals, confirmations, consents, declarations and/or decisions (A) pursuant to Sections 1.1.2 and 3.4, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, the Canadian Securities laws, and the Competition Act (Canada) (the "CCA"), and any approvals for the European Commission or the European Union, (C) to comply with the rules and regulations of the New York Stock Exchange (the "NYSE"), the Toronto Stock Exchange (the "TSE") and the Nasdaq and (D) under the "blue sky" laws in the United States and similar Canadian securities laws (such filings, notices, approvals, confirmations, consents, declarations and/or decisions to be made, given or obtained by the Company being, if any, the "Company Required Consents"), no filings, notices, declarations and/or decisions are required to be made by the Company or any of its Subsidiaries with, nor are any approvals or other confirmations or consents required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory (including stock exchange) authority, agency, court, commission, body or other governmental entity (each, a "Governmental Entity"), in connection with the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those the failure of which to make, give or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the Company's ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

               2.1.4.2. The execution, delivery and performance of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the Company's articles of incorporation or by-laws (as amended from time to time), (B) a breach or violation of, or a default under, or the acceleration or creation of any obligations, or the creation of a lien, pledge, security interest, right of purchase, sale or termination or other encumbrance (each a "Lien") on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) under any provisions of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (C) subject to making, giving or obtaining all necessary filings, notices, approvals, confirmations, declarations and/or decisions specified by Section 2.1.4.1, a breach or violation of, or a default under, the acceleration or creation of any obligations or the creation of any Lien pursuant to any agreement, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any law, ordinance, regulation, judgment, order, decree, injunction, arbitration, award, license or permit of any Governmental Entity ("Law") or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (D) any change in the rights or obligations of any party under any of these Contracts, except, in the case of clause (B), (C) or (D) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the Company's ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

          2.1.5. Reports; Financial Statements. Since December 31, 1997, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder (such filings through the date hereof collectively, the "Company Reports"). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, the financial position of the Company and its Subsidiaries as of its date, and each of the related consolidated statements of operations, cash flows and charges in equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations and cash flows of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with generally accepted accounting principles in the United States ("U.S. GAAP") consistently applied during the periods involved except as may be noted therein. "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2000 set forth in Schedule 2.1.5 and "Company Balance Sheet Date" means December 31, 2000.

          2.1.6. Absence of Certain Changes. Except as expressly contemplated by this Agreement, since the Company Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction or incurred any material expenditure other than in accordance with, the ordinary and usual course of such businesses, and since the Company Balance Sheet Date there has not been (i) any change in the financial condition, properties, business or results of operations of it and its Subsidiaries except those changes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company;
(ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of its capital stock or any securities convertible, exchangeable or exercisable for or into shares of its capital stock, except for dividends paid by Subsidiaries of the Company solely to the Company or any of its wholly owned Subsidiaries;
(iii) any redemption, repurchase or other acquisition of any shares of its capital stock or any securities convertible, exchangeable or exercisable for or into shares of its capital stock; (iv) any split in its capital stock, combination, subdivision or reclassification of any of its capital stock or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (v) any change by it in accounting principles, practices or methods except as required by changes in U.S. GAAP; (vi) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries; (vii) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by Parent; (viii) any (a) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries other than pursuant to existing arrangements or, with respect to employees who are not directors or executive officers, consistent with past practice, not to exceed, in any event, more than thirty (30) days' pay, (b) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries except with respect to persons who are not directors or executive officers and whose agreements do not provide for more than a maximum severance or other obligation upon termination of thirty days' pay, (c) except as set forth in
Section 2.1.6 of the Company Disclosure Schedule, increase in benefits payable under any existing severance or termination pay policies or employment agreements or (d) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, other than as permitted by this Agreement, or as agreed to in writing by Parent; (ix) any material Tax election made or changed, any audit settled or any amended Tax returns filed; (x) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money or any other agreement or arrangement entered into by the Company or any of its Subsidiaries except pursuant to loan and other financing agreements disclosed in the Company Reports; (xi) any loans, advances or capital contributions by the Company to or investments in, any other person, other than to any direct or indirect wholly-owned Subsidiary of the Company and other than payroll (not to exceed $3,000 with respect to any one employee) travel and entertainment advances to employees of the Company in the ordinary course of business consistent with past practices or in connection with development projects disclosed to Parent; (xii) except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, any material expenditure incurred by the Company other than in the ordinary course of business or permitted under other Sections of this Agreement or in connection with the transactions contemplated hereby; and
(xiii) except as specifically contemplated by Section 2.1.6 of the Company Disclosure Schedule, any payments or other distributions by the Company or any of its Subsidiaries to any of its officers, directors or affiliates, except for compensation for service as a director or officer as disclosed in the Company Reports.

          2.1.7. Litigation and Liabilities. (a) There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company's executive officers (as defined in the Exchange Act) ("Company Officers"), threatened against the Company or any of its Subsidiaries or to which any of their respective properties, assets, or rights are reasonably likely to be subject, nor is there any judgment, decrees, injunction, rule or order of any court or arbitrator or any governmental body, agency or official outstanding against the Company or any of its Subsidiaries except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the Company's ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

          (b) Neither the Company nor any of its Subsidiaries had at Company Balance Sheet Date, or has incurred since that date and as of the date of this Agreement, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies (1) which are accrued or reserved against in the Company Balance Sheet or reflected in the notes thereto, (2) which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company (3) which have been disclosed in the Company Reports filed prior to the date of this Agreement (4) which were incurred after Company Balance Sheet Date in the ordinary course of business and consistent with past practices, or (5) which have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business.

          2.1.8. Employee Benefit Plans.
                 ----------------------

               2.1.8.1. Set forth in Section 2.1.8.1 of the Company Disclosure Schedule is a list of each stock option, stock purchase, stock appreciation right or stock based incentive plan, or other similar arrangement or policy applicable to any current, former, or retired employee, officer, consultant, independent contractor, agent or director of the Company or any of its Subsidiaries (collectively, the "Company Employees"), each plan, program, or policy providing for bonuses, profit-sharing or other forms of incentive or deferred compensation, vacation benefits, insurance coverage and self-insured arrangements, health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by the Company or any of its Subsidiaries and covers any Company Employee employed or providing services or formerly employed or providing services in the United States or Canada to the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any liability, contingent or otherwise (including but not limited to each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but excluding any plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA) (collectively, the "Company Employee Plans"), and each employment, severance, consulting, non-compete, or similar agreement or contract between the Company or any Subsidiary and any Company Employee employed or providing services or formerly employed or providing services in the United States or Canada to the Company or any of its Subsidiaries who received in 2000 total salary and bonuses in excess of $125,000 ("Company Employment Agreements"). True and complete copies of all Company Employee Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Employee Plan, and all amendments have been provided or made available to Parent. For purposes of this Agreement, the term "Company Foreign Plan" shall refer to each plan, program or contract maintained, sponsored or contributed to by the Company or a Subsidiary that is subject to or governed by the laws of any jurisdiction other than the United States or Canada, and which would have been treated as a Company Employee Plan had it been a United States or Canada plan, program or contract. The Company shall use its reasonable commercial efforts to make available to Parent, within forty-five (45) days following the date of this Agreement, a list and copies of the Company Foreign Plans.

               2.1.8.2. Each Company Employee Plan, Company Foreign Plan and Company Employment Agreement has been established and maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to the plan or agreement, except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate contributes to, or is or has ever been required to contribute to, any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither the Company, any of its Subsidiaries, nor any of its ERISA Affiliates presently sponsors, maintains, contributes to, nor is the Company, any of its Subsidiaries or any of its ERISA Affiliates required to contribute to, nor has the Company, any of its Subsidiaries, nor any of its ERISA Affiliates ever sponsored, maintained, contributed to, or been required to contribute to, an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA. For purposes of this Agreement, "ERISA Affiliate" means, with respect to the Company or Parent, as applicable, each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company or Parent, as applicable, within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company or Parent, as applicable, under Section 414(o) of the Code, or is under "common control" with the Company or Parent, as applicable, within the meaning of Section 4001(a)(14) of ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all contributions required to be made under the terms of any Company Employee Plan or Company Foreign Plan have been made. Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and each trust forming a part thereof is exempt from federal income tax pursuant to
Section 501(a) of the Code and, to the knowledge of the Company Officers, no circumstances exist which would reasonably be expected to adversely affect qualification or exemption. There is no pending or, to the knowledge of the Company Officers, threatened litigation or governmental audit, examination or investigation relating to any Company Employee Plan or Company Foreign Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               2.1.8.3. Neither the Company, any of its Subsidiaries nor any of its ERISA Affiliates (i) maintains, contributes to or is party to any Company Employee Plan, any Company Foreign Plan, or any Company Employment Agreement which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Company Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to the Company Employees as a group) that the Company Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

               2.1.8.4. Except as set forth in Section 2.1.8.4 of the Company Disclosure Schedule, the execution, delivery of and performance by the parties hereto of their obligations under, and the consummation of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan, any Company Foreign Plan or any trust or loan related to a plan or agreement, that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company, any of its Subsidiaries or Parent to amend or terminate any Company Employment Agreement, any Company Foreign Plan or any Company Employee Plan. No payment or benefit which will or may be made by the Company, any of the Subsidiaries of the Company, Parent or any of their respective ERISA Affiliates with respect to any Company Employee will be characterized as an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code. There is no commitment covering any Company Employee that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to Section 162(m) of the Code.

               2.1.8.5. There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, or, to the knowledge of the Company's Officers, any of its Subsidiaries or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan, Company Foreign Plan or Company Employment Agreement which would significantly increase the expense of maintaining the plan or agreement above the level of the expense incurred in respect thereof for the 12 months ended on December 31, 2000. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all Company Foreign Plans (i) have been maintained in accordance with all applicable requirements; (ii) if they are intended to qualify for special tax treatment, meet all requirements for that treatment; and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          2.1.9. Labor and Employment Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and each Subsidiary (i) is in compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours; and (ii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other similar benefits for the Company Employees outside the ordinary course of business. No work stoppage or labor strike against the Company or any Subsidiary is pending or, to the knowledge of the Company Officers, threatened. Neither the Company, nor any Subsidiary (i) is involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; or (ii) except as previously disclosed to Parent regarding the Company Employees located in France, is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no such agreement or contract is currently being negotiated by the Company or any Subsidiary.

          2.1.10. Non-competition Agreements. Neither the Company nor any of its Subsidiaries is a party to any agreement which (i) purports to restrict or prohibit in any material respect any of them or any corporation affiliated with any of them from, directly or indirectly, engaging in any business and (ii) would restrict or prohibit Parent or any Subsidiary of Parent (other than the Company and its Subsidiaries that are currently so restricted or prohibited) from engaging in such business.

          2.1.11. Absence of Sensitive Payments. To the knowledge, of the Company Officers none of the Company, or any Subsidiary or affiliate or any officer or director of any of them acting alone or together, has performed any of the following acts, except to the extent that such acts, individually or collectively, would not reasonably be expected to have a Material Adverse Effect on the Company: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a "Payment") to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the payment was illegal under the laws of the United States or the jurisdiction in which such payment was made,
(ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books, (iii) the making of any Payment to any person or the receipt of any Payment with the intention or understanding that any part of the Payment was to be used for any purpose other than that described in the documents supporting the Payment, or (iv) the giving of any Payment to, or the receipt of any Payment from, any person who was or could have been in a position to help or hinder the business of the Company or any Subsidiary (or assist the Company or any Subsidiary in connection with any actual or proposed transaction) which (A) would reasonably have been expected to subject the Company or any Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, would have had a Material Adverse Effect on the Company or (C) if it had not continued in the future, would have had a Material Adverse Effect on the Company. "Company Officers" means the officers (as such term is defined in Rule 16(a)-1(f) under the Exchange Act) of the Company.

          2.1.12. Affiliate Transactions. Except to the extent disclosed in any Company Report or set forth in Section 2.1.12 of the Company Disclosure Schedule, there are no other transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Regulation S-K under the Securities Act. For purposes of this Agreement, the term "Affiliate" when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          2.1.13. Licenses. Each of the Company and its Subsidiaries has all material permits, licenses, certificates, waivers or authorizations ("Licenses") from all Governmental Entities having jurisdiction over any part of its business necessary for the conduct of any of its activities and all Licenses are valid and in full force and effect, except for any Licenses the failure of which to have or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no event has occurred or other fact exists with respect to any of the Licenses held by the Company or any of its Subsidiaries which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any of the Licenses.

          2.1.14. Intellectual Property. (a) Each of the Company and its Subsidiaries owns or has a valid right to use patents, trademarks, trade names, domain names, service marks, copyrights, processes, formulae, methods, schedules, technology, know-how, computer software programs and applications and other proprietary information ("IP Rights") as are necessary in connection with its respective businesses, except where the failure to own or have a valid right to use the IP Rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Section 2.1.14(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of the following categories of IP Rights of the Company and its Subsidiaries: (A) trademarks that are registered or for which an application for registration is pending; (B) patents; (C) software (other than commercial shrink-wrap, click-wrap or other similarly available off-the-shelf-type software); (D) copyrights that are registered or for which an application for registration is pending; (E) key trade secrets; (F) mask works that are registered or for which an application for registration is pending. Where listed IP Rights are registered with a Governmental Entity or an application for registration is pending, the jurisdiction, registration or application number, date of registration or application, named owner and/or assignee, and international classes of registration are indicated, as applicable.

          (c) Section 2.1.14(c) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of (A) all material licenses, sublicenses and other agreements under which the Company or its Subsidiaries are licensed to use third party IP Rights (other than (1) shrink-wrap, click-wrap or other similarly available off-the-shelf type software and any related trade secrets and (2) customary rights included in confidentiality, non-disclosures or similar agreements) and (B) all material licenses and sublicenses, except for rights granted specifically for use with a hardware product sold by the Company or its Subsidiaries, under which the Company or its Subsidiaries have granted rights to third parties to use IP Rights of the Company or its Subsidiaries. The Company and its Subsidiaries are not currently required to pay any royalties, fees or other amounts to any Person in connection with the use of the their respective IP Rights.

          (d) The Company and its Subsidiaries have good and valid title to all IP Rights owned by any of them and valid and enforceable license rights to all IP Rights used under license, free and clear, to the knowledge of the Company Officers, of all material liens, security interests and other encumbrances (other than Taxes not yet due and payable), and to the knowledge of the Company Officers, all IP Rights are in full force and effect and will remain in full force and effect immediately following the Effective Time.

          (e) The Company and its Subsidiaries have a practice to secure, and have secured, from all current and former employees, consultants and independent contractors who contribute or have contributed to the creation or development of their IP Rights valid written assignments by such persons to the Company and its Subsidiaries of the rights to such contributions the Company and its Subsidiaries do not already own by operation of law. The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of all of their trade secrets, and to the knowledge of the Company Officers (i) as of the date of this Agreement, there are no unauthorized uses, disclosures or infringements of any IP Rights of the Company or its Subsidiaries, and (ii) as of the date of this Agreement, all use by, and disclosure to, any Person of trade secrets that comprise any part of the IP Rights of the Company or its Subsidiaries has been pursuant to the terms of a written agreement with such Person, and
(iii) all use by the Company and its Subsidiaries of trade secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. If after the date of this Agreement the Company has knowledge of any of the foregoing conditions, the Company shall take appropriate and prompt action to remedy such conditions. Neither the IP Rights owned by the Company or its Subsidiaries or incorporated into any products or services currently provided by the Company or its Subsidiaries nor the use or other exploitation thereof by the Company or its Subsidiaries in the conduct of their business, nor any product or service currently provided by the Company or its Subsidiaries, infringes on, misappropriates, breaches or violates any third party IP Rights.

          (f) Neither the Company nor any of its Subsidiaries: (A) has been notified or has knowledge of any actual or threatened adverse proceeding brought by any Person pertaining to any challenge to the scope, validity or enforceability of (provided, however, no representation or warranty is made regarding the scope, validity or enforceability of any patent application), or the Company's ownership of, any of the IP Rights owned by the Company and its Subsidiaries; (B) is the subject of any claim of infringement or misappropriation by the Company or any of its Subsidiaries of any third party IP Rights; or (C) to the knowledge of the Company Officers, has any claim for infringement or misappropriation of, or breach of any license or agreement involving, any of the IP Rights owned by the Company and its Subsidiaries.

          (g) (A) The Company has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the IP Rights of the Company and its Subsidiaries) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the IP Rights of the Company and its Subsidiaries, (B) the Company has taken reasonable steps (based on standard industry practices) to protect and maintain the Company's and its Subsidiaries' rights in and to IP Rights of the Company and its Subsidiaries, (C) all registered trademarks and all IP registered copyrights of the Company and its Subsidiaries and registered mask works of the Company and its Subsidiaries have been registered and all owned patents of the Company and its Subsidiaries have been filed and obtained, in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements, and without limiting the generality of any of the foregoing, the Company has timely paid all filing, examination, issuance, post-registration and maintenance fees, annuities and the like associated or required with respect to any of the IP Rights of the Company and its Subsidiaries.

          2.1.15. Continuity of Business. Section 2.1.15 of the Company Disclosure Schedule sets forth certain clients of the Company and its Subsidiaries. No client of the Company or any of its Subsidiaries identified on Section 2.1.15 of the Company Disclosure Schedule has advised the Company or any Subsidiary orally or in writing that it (y) is terminating or considering terminating the handling of its business by the Company or any of its Subsidiaries, as applicable, as a whole or in respect of any particular project or service or (z) is planning to reduce the amount contracted with the Company or any of its Subsidiaries in any material manner.

          2.1.16. Compliance with Laws. Except with respect to Taxes and Environmental Laws, which are the subject of Sections 2.1.19 and 2.1.20, respectively, (a) neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any Laws except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Neither the Company nor any of its Subsidiaries has received since January 1, 1998 any written notification or communication from any Governmental Entity (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization, except for notices or other written communication asserting or relating to noncompliance with any statute, regulation or ordinance or threatening to revoke any license, franchise, permit or governmental authorization that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

          2.1.17. Certain Contracts. Section 2.1.17 of the Company Disclosure Schedule sets forth a list of all material Contracts to which the Company or any of its Subsidiaries is a party. Within two weeks of the date hereof, the Company shall deliver to Parent additional information with respect to such material Contracts as follows: (1) Contracts with customers - the project or engagement name, the contract date, the parties to the contract, and the contract value, (ii) credit facilities - the parties, the date of the contract and the amount of the credit line; (iii) any material performance bonds - name of the parties and the amount, (iv) material technology agreements - the date of the contract, the parties and the nature of the contract, and (v) any other material Contracts - the parties and the date. Neither the Company nor any of its Subsidiaries is in default under any material Contract to which it is a party, by which its respective assets, business, or operations may be bound or affected, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except for such defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          2.1.18. Tax Treatment. From and after the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, and the Company Officers do not know of any other action taken by any other Person, which action would jeopardize the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code or the ability of counsel to render the opinions described in Sections 4.2.3 and 4.3.3 of this Agreement.

          2.1.19. Tax Matters.
                  -----------

          (a) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Time under United States federal or state or local or any foreign tax laws ("Tax Returns") with respect to (i) the Company and its Subsidiaries, and (ii) any of their respective income, properties, or operations, have been or will be timely filed, or requests for extensions have been timely filed and have not expired, except where a failure or failures to so timely file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) All material Tax Returns filed by the Company and its Subsidiaries are complete and accurate in all material respects.

          (c) The Company and its Subsidiaries have paid all Taxes due and payable (without regard to whether those taxes have been assessed), or adequate reserves have been established for the payment of those Taxes. No governmental authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim, assertion, or threat that the Company or any of its Subsidiaries is or may be subject to Taxes in such jurisdiction. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

          (d) Except as set forth in Section 2.1.19(d) of the Company Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries.

          (e) The proper and accurate amounts have been withheld from all employees, customers, and other applicable payees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods through the Closing Date in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

          (f) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar agreement or any agreement pursuant to which it or any of its Subsidiaries has an obligation to indemnify any party (other than the Company or one of its Subsidiaries) with respect to Taxes or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group the common parent of which was the Company).

          (g) All Taxes due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its Subsidiaries have been paid in full or adequate reserves have been established for the payment thereof.

          (h) Except as set forth in Section 2.1.19(h) of the Company Disclosure Schedule, no material audit or examination or refund litigation with respect to any Tax Return is pending.

          (i)  The Company is not, nor has it ever been, a United
States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          2.1.20. Environmental Matters.
                  ---------------------

          (a) As used in this Agreement, "Environmental Laws" means all environmental, health and safety Laws (including common law) and regulations in effect on the date of this Agreement, relating to the protection of human health and safety as affected by exposure to pollutants, contaminants, or hazardous or toxic wastes, substances or materials and to the protection of the environment including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          (b) (x) Neither the conduct or operations of the Company or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or, within the applicable statute of limitations period, violated Environmental Laws, except for violations that are not material and (y) no condition has existed or event has occurred with respect to any of them or any such property that would reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (c) To the knowledge of the Company Officers, none of the property currently owned, leased or operated by the Company or by its Subsidiaries is subject to, or as a result of this transaction would be subject to, (i) any Environmental Laws which would impose restrictions, such as notice, disclosure or obtaining advance approval prior to this transaction, or (ii) any liens under any Environmental Laws.

          (d) All indemnification provisions and rights in any contract, agreement, license, permit, authorization, or other arrangement which are in favor of the Company or any of its Subsidiaries as set forth on Schedule 2.1.20(d) hereto (the "Company Indemnification Rights") are, and shall remain, in full force and effect, and the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder will not, and the consummation of the Merger and the other transactions contemplated hereby will not, affect any such Company Indemnification Rights in any manner adverse to the Company or any of its Subsidiaries or Parent or any of its Subsidiaries. In addition, the Company and any of its applicable Subsidiaries are, and shall remain, in compliance with all their duties and obligations under any agreement, contract, license, permit, authorization or other arrangement granting the Company or any of its Subsidiaries any Company Indemnification Rights, and the Company Indemnification Rights are, and shall remain, fully assignable and transferable by the Company and any of its applicable Subsidiaries to Parent or any of its Subsidiaries, free and clear of any Liens and without the consent of any third parties or any Governmental Entity.

               2.1.21. Registration Rights Agreements. Schedule 2.1.21 hereto is a complete list of each agreement which requires the Company to register any Company Common Shares under the Securities Act.

               2.1.22. Takeover Statutes. The Board of Directors of the Company has taken all action appropriate and necessary to render Section
607.0901 of the FBCA, and any other potentially applicable control share acquisition, anti-takeover or similar statute or regulation inapplicable to this Agreement, the Merger and the other transactions contemplated hereby or by the Voting Agreement. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, including Section 607.0902 of the FBCA (each, a "Takeover Statute"), and no anti-takeover or similar provision in the articles of incorporation or by-laws of the Company, is applicable to this Agreement, the Merger or any of the other transactions contemplated hereby or by the Voting Agreement. Without limiting the foregoing, the Board of Directors of the Company has approved the entry into the Voting Agreement by Parent, Merger Sub and certain shareholders of the Company and (i) neither Parent nor Merger Sub shall be an "interested person" for purposes of Section 607.0901 of the FBCA and the provisions of such Section shall not apply to the Merger and
(ii) the entry into the Voting Agreement shall not result in a "control share acquisition" within the meaning of Section 607.0902 of the FBCA and the record holders of the Company Common Shares subject to the Voting Agreement, Parent or Merger Sub shall not be restricted by such Section from voting those Company Common Shares.

               2.1.23. Real Property. (a) Schedule 2.1.23(a) hereto sets forth all real property owned of record or beneficially by the Company or any of its Subsidiaries and all leases or subleases of real property to which any of them is a party (including through assignment, change of control or otherwise) and a brief description of each property, with the annual rental of each lease, the size of each property in square feet, the termination date of each lease being given in each case. In addition,
Schedule 2.1.23(a) hereto sets forth all leases of personal property to which the Company or any of its Subsidiaries is a party (including through assignment, change of control or otherwise) with any vendor, who, together with its Affiliates, receives annual rental payments of $200,000 or more pursuant to such leases. Except as set forth on Schedule 2.1.23(a) hereto, the Company and its Subsidiaries have good, valid, marketable and fee simple title to all of their real properties listed on Schedule 2.1.23(a) and have good title to, or valid and enforceable leasehold interests in, their leased real properties and all their other properties and assets listed on Schedule 2.1.23(a) hereto, in each such case, free and clear of all Liens, individually or in the aggregate, except, in the case of owned real property, (i) Liens for current taxes, payments of which are not yet delinquent, and (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's and its Subsidiaries' business operations (in the manner presently carried on by the Company and its Subsidiaries). The leases pursuant to which the Company or any of its Subsidiaries leases any real or personal property as listed on Schedule 2.1.23(a) hereto are valid and binding on the Company or the applicable Subsidiary and valid and binding on all other respective parties to such leases in accordance with their respective terms. Except as set forth on Schedule 2.1.23(a), none of the rights of the Company or any of its Subsidiaries under any such leases of real or personal property is subject to termination or modification as a result of or in connection with the transactions contemplated hereby. None of the Company or any of its Subsidiaries is subject to, or will be subject to, as a result of the consummation of the transactions contemplated hereby, any penalties, liabilities or charges (including any increases in rental payments or any liabilities incurred due to the modification, termination or replacement of such leases or subleases) under any leases or subleases of real or personal property to which it, its Subsidiaries or any of their respective predecessors or acquired companies is a party, except for those which, individually or in the aggregate, would not reasonably be expected to have aggregate economic costs of more than $3 million. There are not under any leases or subleases of real or personal property set forth on Schedule 2.1.23(a) any existing breaches, defaults, events of default by the Company or any of its Subsidiaries or events which with notice and/or lapse of time would constitute a breach, default or event of default by the Company or any of its Subsidiaries, nor does the Company know, nor has the Company received any notice of, or made a claim with respect to, any breach of default, the consequences of which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries. True and complete copies of all the leases and subleases (including any amendments, annexes or schedules thereto) of real and personal property (in the case of leases or subleases of personal property, those with annual rental payments of $200,000 or more) to which the Company, any of its Subsidiaries, or any of their respective predecessors or acquired companies is a party and true and complete copies of which have not, as of the date of this Agreement, yet been provided to Parent shall have been delivered to Parent and Merger Sub on or prior to March 31, 2001. In addition, all the information the Company is required to disclose pursuant to this Section 2.1.23(a) on Schedule 2.1.23(a) hereto shall have been delivered to Parent as Schedule 2.1.23(a), in the form and substance reasonably acceptable to Parent on or prior to March 31, 2001. The Company shall promptly notify Parent on a Business Day that the delivery of all such leases and subleases and of Schedule 2.1.23(a) to Parent and Merger Sub has been completed. Within fourteen (14) days after the receipt of such notice from the Company regarding the completion of the delivery of true and complete copies of all such leases and subleases and of Schedule 2.1.23(a), Parent shall notify the Company whether it will reasonably require the Company to obtain required consents under any leases or subleases to which the Company or any of its Subsidiaries, or any of their respective predecessors or acquired companies is a party (the "Company Lease Consents") and provide the Company with a list of any such leases or subleases under which such Company Lease Consents are to be obtained (the "Company Lease List"), and the Company (with reasonable support from Parent) shall use its reasonable best efforts to obtain any such Company Lease Consents. If Parent does not so notify the Company within such fourteen (14) day period, the Company shall not be obligated to obtain any such Company Lease Consents. The real properties owned, leased or licensed by the Company or any of its Subsidiaries listed on Schedule 2.1.23(a) constitute all real properties used or held for use in, and necessary to, the conduct of the business of the Company and its Subsidiaries as presently conducted or proposed to be conducted.

          (b) Except as set forth on Schedule 2.1.23(b), the buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related items and other tangible property that are owned or leased by the Company or any of its Subsidiaries or that are required to properly conduct the business of the Company and its Subsidiaries are in good operating condition and repair (normal wear and tear excepted), free of any material structural or engineering defects, are being maintained and replaced in accordance with good business practice, and are suitable for their current and intended uses.

               2.1.24. Brokers and Finders. Neither the Company nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the execution and delivery of this Agreement or the Merger or the other transactions contemplated by this Agreement, except that the Company has retained Updata Capital Inc. as its financial advisor, the fees and expenses of which will be paid by the Company and the arrangements with which have been disclosed to Parent prior to the date of this Agreement. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnifications and other agreements related to the engagement of the persons to whom such fees are payable. The Company has previously provided Parent with its good faith current estimate of the aggregate of the fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby which will be paid by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby.

     Section 2.2. Representations and Warranties of Parent. Except as disclosed in the Parent Reports (as defined in Section 2.2.5) filed with the SEC or with the Canadian securities regulatory authorities prior to the date of this Agreement and except as set forth in the corresponding sections of Parent's disclosure schedule to this Agreement (the "Parent Disclosure Schedule" and, together with the Company Disclosure Schedule, the "Disclosure Schedules") (it being agreed that disclosure of any item under a subsection of this Section 2.2 in the Parent Disclosure Schedule shall be deemed disclosure with respect to other subsections of this
Section 2.2 if the applicability of such item to any such other subsection is reasonably apparent from the face of the Parent Disclosure Schedule), Parent represents and warrants to the Company that:

          2.2.1. Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction or organization and has all requisite corporate or similar power and authority, and all government licenses, authorizations, consents and approvals required to own, operate and lease its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, operation or leasing of its assets or properties or conduct of its business requires this qualification, except where the failure to be so organized, qualified or in good standing (with respect to jurisdictions that recognize the concept of good standing), or to have this power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company complete and correct copies of its certificate of incorporation, as amended to the date of this Agreement. This certificate of incorporation, as so made available, is in full force and effect.

          2.2.2. Capital Structure. The authorized share capital of Parent is comprised of an unlimited number of First Preferred Shares, Second Preferred Shares, Parent Common Shares and Class B Shares (multiple voting) ("Class B Shares") of which, as at February 14, 2001, 255,162,941 Parent Common Shares and 34,846,526 Class B Shares were validly issued and outstanding. All of the outstanding Parent Common Shares and Class B Shares are, and all of Parent Common Shares to be issued pursuant to the Merger are, or will be when issued, duly authorized and validly issued and fully paid and non-assessable. Except as set forth in Section 2.22 of the Parent Disclosure Schedule, as of the date of this Agreement, Parent has no Parent Common Shares reserved for or otherwise subject to issuance, except no more than 8,506,275 Parent Common Shares subject to issuance pursuant to outstanding options to purchase Parent Common Shares. As of the date of this Agreement, except as set forth above, Parent or any of its Subsidiaries does not have outstanding any bonds, debentures, notes or other obligations (i) the holders of which have the right to vote with the shareholders of Parent or any of its Subsidiaries on any matter or (ii) which are convertible into or exercisable for shares of capital stock or other voting securities or ownership interests in Parent or any Significant Subsidiary of Parent.

          (b) Each of the outstanding shares of capital stock or other ownership interests of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, in each case free and clear of any material lien, pledge, security interest, claim or other encumbrance and free of any other material limitation or restriction (including any restriction or the right to vote, sell or otherwise dispose of such capital stock or ownership interests).

          2.2.3. Corporate Authority and Approval. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and, subject to the Company's shareholders' approval of this Agreement, the Merger, and the other transactions contemplated hereby, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Parent has approved this Agreement and the Merger and the other transactions contemplated hereby.

          2.2.4.  Governmental Filings, No Violations.
                  -----------------------------------

               2.2.4.1. Other than the necessary filings, notices, approvals, confirmations, consents, declarations and/or decisions (A) pursuant to Sections 1.1.2 and 3.4, (B) under the HSR Act, the Exchange Act, the Securities Act, the Canadian securities laws, and the CCA, and any approvals from the European Commission or the European Union, (C) to comply with the rules and regulations of the NYSE, the TSE and the Nasdaq, and (D) under the "blue sky" laws in the United States and similar Canadian securities laws (such filings, notices, approvals, confirmations, consents, declarations and/or decisions to be made, given or obtained by Parent being the "Parent Required Consents"), no filings, notices, declarations and/or decisions are required to be made by Parent with, nor are any approvals or other confirmations or consents required to be obtained by Parent from, any Governmental Entity, in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, except those the failure of which to make, give or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or prevent, materially delay or materially impair Parent's or Merger Sub's ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

               2.2.4.2. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby (including the issuance of Parent Common Shares) will not, constitute or result in (A) a breach or violation of, or a default under Parent's certificate of incorporation or by-laws (as amended from time to time) or the articles of incorporation and by-laws of Merger Sub (as amended from time to time), (B) a breach or violation of or a default under, or the acceleration or creation of any obligations, or the creation of any Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any provisions of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, (C) subject to making, giving or obtaining all necessary filings, notices, approvals, confirmations, declarations and/or decisions specified by Section 2.2.4.1, a breach or violation of, or a default under, the acceleration of any obligations or the creation of any Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contract binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (D) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B), (C) or (D) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or prevent, materially delay or materially impair Parent's or Merger Sub's ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

          2.2.5. Reports; Financial Statements. Since December 31, 1998, Parent has filed with the SEC and the appropriate Canadian securities regulatory authorities all material forms, statements and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder (such filings through the date hereof, collectively the "Parent Reports" and, together with the Company Reports, the "Reports"). As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Parent and its subsidiaries included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of Parent and its subsidiaries as of its date, and each of the related consolidated statements of income, changes in equity (deficit) and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations and cash flows of Parent and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with generally accepted accounting principles in Canada ("Canadian GAAP") consistently applied during the periods involved except as may be noted therein. The related notes reconciling to U.S. GAAP the consolidated financial statements of Parent, or any portion thereof, as applicable, comply in all material respects with the requirements of the SEC applicable to such reconciliation. "Parent Balance Sheet" means the consolidated balance sheet of Parent as of September 30, 2000 set forth in the Parent 2000 Annual Report and "Parent Balance Sheet Date" means September 30, 2000.

          2.2.6. Absence of Certain Changes. Since the Parent Balance Sheet Date there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries except those changes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of Parent's capital stock, except for regular cash dividends in the ordinary course, or (iii) any change by Parent in accounting principles, practices or methods, except as required by changes in Canadian GAAP or U.S. GAAP, as applicable.

          2.2.7. Litigation and Liabilities. (a) There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent's executive officers (the "Parent Executive Officers"), threatened against Parent or any of its Subsidiaries or to which any of their respective properties, assets or rights are reasonably likely to be subject nor is there any judgment, decrees, injunction, rule or order of court arbitrator or any governmental body, agency or official outstanding against Parent or any of its Subsidiaries, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or prevent, materially delay or materially impair Parent's or Merger Sub's ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

          (b) Neither Parent nor any of its Subsidiaries had at Parent Balance Sheet Date, or has incurred since that date and as of the date of this Agreement, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies (1) which are accrued or reserved against in the Parent Balance Sheet or reflected in the notes thereto, (2) which were incurred after Parent Balance Sheet Date in the ordinary course of business and consistent with past practices, (3) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (4) which have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (5) which are of a nature not required to be reflected in the consolidated financial statements of Parent and its Subsidiaries prepared in accordance with Canadian GAAP consistently applied.

          2.2.8.  Employee Benefit Plans.
                  ----------------------

               2.2.8.1. Each stock option, stock purchase, stock appreciation right or stock based incentive plan, or other similar arrangement or policy, each plan, program, or policy providing for bonuses, profit-sharing or other forms of incentive or deferred compensation, vacation benefits, insurance coverage and self-insured arrangements, health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits or other employee benefits of any kind, whether funded or unfunded, and each "employee pension benefit" plan as defined in
Section 3(2) of ERISA, and each "registered pension plan" as that term is defined in subsection 248(1) of the Income Tax Act, Canada, in which directors, former directors, employees and former employees of Parent or any of its Subsidiaries (collectively "Parent Employees") may participate are collectively referred to as "Parent Employee Plans". For purposes of this Agreement, the term "Parent Foreign Plan" shall refer to each plan, program or contract maintained, sponsored or contributed to by the Parent or a Subsidiary that is subject to or governed by the laws of any jurisdiction other than the United States or Canada, and which would have been treated as a Parent Employee Plan had it been a United States or Canada plan, program or contract.

               2.2.8.2. Each Parent Employee Plan and Parent Foreign Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plan, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent, any of its Subsidiaries nor any ERISA Affiliate contributes to, or is or has ever been required to contribute to, any "multiemployer plan" as defined in Section 3(37) of ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent, any of its Subsidiaries nor any of its ERISA Affiliates has incurred a liability, contingent or otherwise, under Title IV of ERISA that has not been satisfied in full.

               2.2.8.3. The execution, delivery of and performance by the parties hereto of their obligations under and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Parent Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Parent or any of its Subsidiaries to amend or terminate any Parent Employee Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes.

               2.2.8.4. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent, all Parent Foreign Plans (i) have been maintained in accordance with all applicable requirements; (ii) if they are intended to qualify for special tax treatment, meet all requirements for that treatment; and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          2.2.9. Labor and Employment Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent and each Subsidiary (i) is in compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to the Parent Employees; and (ii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for the Parent Employees. No work stoppage or labor strike against Parent or any Subsidiary by the Parent Employees is pending or, to the knowledge of the Parent Executive Officers, threatened.

          2.2.10. Licenses. Each of Parent and its Subsidiaries has all material Licenses from all Governmental Entities having jurisdiction over any part of its business necessary for the conduct of any of its activities and all such material Licenses are valid and in full force and effect, except for any Licenses the failure of which to have or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, no event has occurred or other fact exists with respect to any of the Licenses held by Parent or any of its Subsidiaries which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any of the Licenses.

          2.2.11. Intellectual Property. (a) Each of Parent and its Subsidiaries own or have a valid right to use IP Rights as are necessary in connection with its respective businesses, except where the failure to own or have a valid right to use such IP Rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has infringed on any IP Rights of any third party.

          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries have good and valid title to all IP Rights owned by any of them and valid and enforceable license rights to all IP Rights used under license, free and clear, to Parent's knowledge, of all material liens, security interests and other encumbrances (other than Taxes not yet due and payable), and to Parent's knowledge, all IP Rights are in full force and effect and will remain in full force and effect immediately following the Effective Time, except for IP Rights, the failure of which to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (c) Parent and its Subsidiaries have a practice to secure, and have secured, from all current and former employees, consultants and independent contractors who contribute or have contributed to the creation or development of their IP Rights valid written assignments by such persons to Parent and its Subsidiaries of the rights to such contributions Parent and its Subsidiaries do not already own by operation of law, except where the failure to secure such written assignments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of all of their trade secrets, and to Parent's knowledge (i) as of the date of this Agreement, there are no unauthorized uses, disclosures or infringements of any IP Rights of Parent or its Subsidiaries, and (ii) as of the date of this Agreement, all use by, and disclosure to, any Person of trade secrets that comprise any part of the IP Rights of Parent or its Subsidiaries has been pursuant to the terms of a written agreement with such Person, and (iii) all use by Parent and its Subsidiaries of trade secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful, except, in each case, for such uses, disclosures or infringements, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. If after the date of this Agreement Parent has knowledge of any of the foregoing conditions, Parent shall take appropriate and prompt action to remedy such conditions. Neither the IP Rights owned by Parent or its Subsidiaries or incorporated into any products or services currently provided by Parent or its Subsidiaries nor the use or other exploitation thereof by Parent or its Subsidiaries in the conduct of their business, nor any product or service currently provided by Parent or its Subsidiaries, infringes on, misappropriates, breaches or violates any third party IP Rights, except for such infringements, misappropriations, breaches and violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries: (A) has been notified or has knowledge of any actual or threatened adverse proceeding brought by any Person pertaining to any challenge to the scope, validity or enforceability of (provided, however, no representation or warranty is made regarding the scope, validity or enforceability of any patent application), or Parent's ownership of, any of the IP Rights owned by Parent and its Subsidiaries;
(B) is the subject of any claim of infringement or misappropriation by Parent or any of its Subsidiaries of any third party IP Rights; or (C) to Parent's knowledge, has any claim for infringement or misappropriation of, or breach of any license or agreement involving, any of the IP Rights owned by Parent and its Subsidiaries.

          (e) Except as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Parent, (A) Parent has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the IP Rights of Parent and its Subsidiaries) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the IP Rights of Parent and its Subsidiaries, (B) Parent has taken reasonable steps (based on standard industry practices) to protect and maintain Parent's and its Subsidiaries' rights in and to IP Rights of Parent and its Subsidiaries, (C) all registered trademarks and all IP registered copyrights of Parent and its Subsidiaries and registered mask works of Parent and its Subsidiaries have been registered and all owned patents of Parent and its Subsidiaries have been filed and obtained, in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements, and without limiting the generality of any of the foregoing, Parent has timely paid all filing, examination, issuance, post-registration and maintenance fees, annuities and the like associated or required with respect to any of the IP Rights of Parent and its Subsidiaries.

          2.2.12. Continuity of Business. Section 2.2.12 of the Parent Disclosure Schedule sets forth certain clients of Parent and its Subsidiaries. No client of Parent or any of its Subsidiaries identified on
Section 2.2.12 of Parent Disclosure Schedule has advised Parent or any Subsidiary orally or in writing that it (y) is terminating or considering terminating the handling of its business by Parent or any of its Subsidiaries, as applicable, as a whole or in respect of any particular project or service or (z) is planning to reduce the amount contracted with Parent or any of its Subsidiaries in any material manner.

          2.2.13. Compliance with Laws. (a) Except with respect to Taxes and Environmental Laws, which are the subject of Sections 2.2.16 and 2.2.17, respectively, neither Parent nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any Laws except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

          (b) Neither Parent nor any of its Subsidiaries has received since January 1, 1998 any written notification or communication from any Governmental Entity (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization.

          2.2.14. Tax Treatment. From and after the date of this Agreement, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and the Parent Executive Officers do not know of any action taken by any other Person, which action would jeopardize the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code or the ability of counsel to render the opinions described in Sections 4.2.3 and 4.3.3 of this Agreement.

          2.2.15. Merger Sub's Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not
(i) engaged in any business activities, (ii) conducted any operations or
(iii) incurred any liabilities other than pursuant to this Agreement and in connection with the Merger and other transactions contemplated by this Agreement, the Executive Agreements and the Voting Agreement.

          2.2.16. Tax Matters. (a) All Tax Returns required to be filed on or before the Effective Time under Canadian federal or provincial or United States Federal or state or local or any foreign tax laws with respect to
(i) Parent and its Subsidiaries, and (ii) any of their income, properties, or operations have been or will be timely filed, or requests for extensions have been timely filed and have not expired, except where a failure or failures to so timely file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) All material Tax Returns filed by Parent and its Subsidiaries are complete and accurate in all material respects.

          (c) Parent and its Subsidiaries have paid all Taxes due and payable (without regard to whether those taxes have been assessed), or adequate reserves have been established for the payment of those Taxes. No governmental authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return has made a claim, assertion, or threat that Parent or any of its Subsidiaries is or may be subject to Taxes in such jurisdiction. All Taxes shown to be due and payable (without regard to whether those such Taxes have been assessed) on the Tax Returns of Parent or any of its Subsidiaries have been paid or adequate reserves have been established for the payment of those Taxes.

          (d) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries.

          (e) The proper and accurate amounts have been withheld from all employees, customers, and other applicable payees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods through the Closing Date in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

          (f) Neither Parent nor any of its Subsidiaries is a party to any Tax sharing or similar agreement or any agreement pursuant to which it or any of its Subsidiaries has an obligation to indemnify any party (other than Parent or one of its Subsidiaries) with respect to Taxes or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group the common parent of which was Parent).

          (g) All Taxes due with respect to completed and settled examinations or concluded litigation relating to Parent or any of its Subsidiaries have been paid in full or adequate reserves have been established for the payment thereof.

          (h) No material audit or examination or refund litigation with respect to any Tax Return is pending.

          (i) Parent is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          2.2.17. Environmental Matters. (a) (x) Neither the conduct or operations of Parent or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or, within the applicable statute of limitations period, violated Environmental Laws, except for violations that are not material and (y) no condition has existed or event has occurred with respect to any of them or any such property that would reasonably be expected to result in a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (b) To Parent's knowledge, none of the property currently owned, leased or operated by Parent or by its Subsidiaries is subject to, or as a result of this transaction would be subject to, (i) any Environmental Laws which would impose restrictions, such as notice, disclosure or obtaining advance approval prior to this transaction, or (ii) any liens under any Environmental Laws.

          2.2.18. Brokers and Finders. Neither Parent nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the execution and delivery of this Agreement, the Merger or the other transactions contemplated hereby, except that Parent has employed Salomon Smith Barney as its financial advisor.

                                ARTICLE III

                                 COVENANTS

     Section 3.1. Interim Operations of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (unless Parent shall otherwise approve in writing (which consent shall not be unreasonably withheld) and except as otherwise expressly contemplated by or provided in this Agreement):

          3.1.1. conduct its businesses in the ordinary and usual course consistent with past practice in all material respects and, to the extent consistent therewith, use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with employees, customers, clients, suppliers, creditors, lessors, employees and business associates;

          3.1.2. not (i) amend, or propose any change in, the articles of incorporation or by-laws of the Company or any of its Subsidiaries; (ii) split, combine, subdivide or reclassify any of the outstanding shares of capital stock of the Company or any of its Subsidiaries; or (iii) adopt a plan of complete or partial liquidation;

          3.1.3. (i) not declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock or any securities convertible, exchangeable or exercisable for or into shares of its capital stock, other than dividends paid to the Company or to wholly owned Subsidiaries of the Company by any of the Subsidiaries of the Company; and (ii) not repurchase, redeem or otherwise acquire any shares of its capital stock, or any securities convertible, exchangeable or exercisable for or into any shares of its capital stock;

          3.1.4. not (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to acquire, its capital stock (other than Company Common Shares issuable upon the exercise of Company Stock Options outstanding on the date of this Agreement under the Company Stock Plans or pursuant to the Company's Employee Stock Purchase Plan);
(ii) incur or modify in any material respect (x) any material indebtedness or any of the terms of any material indebtedness or (y) any other liability except in the ordinary and usual course of business; (iii) enter into any merger, reorganization, consolidation or share exchange; (iv) sell, lease, license to any Person(s) or otherwise dispose of any business or any assets, outside the ordinary and usual course of business (by merger, consolidation, stock or asset disposition or otherwise); or (v) purchase, lease or license from any Person or otherwise acquire any assets and/or business(es) (by merger, consolidation, stock or asset acquisition or otherwise), except for such purchases, leases, or acquisitions requiring payments which do not in the aggregate exceed $300,000 in any single purchase, lease or acquisition (or series of related transactions), or enter into any agreement with respect to any of the foregoing;

          3.1.5. except as set forth on Schedule 3.1.5 of the Company Disclosure Schedule, not (i) terminate, establish, adopt, enter into, implement, make any new grants or awards of equity-based compensation or other benefits under, amend or otherwise modify any compensation or benefit plan or outstanding award thereunder or agreement or increase the salary, wage, bonus or other compensation of any directors, officers or employees, or enter into or adopt any employment or severance agreement or arrangement except for increases in salary, wages or non-equity bonus compensation or non-equity benefits for employees other than directors or executive officers in the ordinary and usual course of business consistent with past practice, (ii) cause the acceleration of the time of payment or vesting or trigger any payment or funding of any compensation, benefits or awards, under any Company Employment Agreement, any Company Employee Plan or any Company Foreign Plan, except in each case as required by applicable Company Employment Agreement, Company Employee Plan or Company Foreign Plan pursuant to the terms in effect as of the date of this Agreement, (iii) permit a cashless exercise of stock options, except as currently permitted by the Company Stock Plans, or (iv) settle the exercise of stock options in other than Company Common Shares;

          3.1.6. not take any action or omit to take any action which to the knowledge of the Company Officers would prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement, or take any action that would cause the Merger to fail to qualify as a reorganization under Section 368 of the Code;

          3.1.7. not waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any provision of any standstill agreement;

          3.1.8. not enter into, or modify, amend the terms of, or terminate any material joint venture, partnership or similar arrangement or any material contract;

          3.1.9. not (i) change its (w) Tax accounting policies, practices or methods, or (x) Tax elections; and (ii) settle any material audits, examinations or litigation with respect to Taxes;

          3.1.10. not take any action to cause the Company Common Shares to cease to be listed on the Nasdaq;

          3.1.11. except for any change which is not material or which is required by reason of a concurrent change in U.S. GAAP, not change any method or principle of accounting or accounting practice used by it;

          3.1.12. not take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

          3.1.13. not adopt, enter into or amend to increase benefits or obligations any pension or retirement plan, trust or fund and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business, except (i) as required to comply with changes in applicable law, (ii) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof, or (iii) as required pursuant to an existing contractual arrangement or agreement;

          3.1.14. not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under the existing credit facilities of the Company or any of its Subsidiaries or borrowings under the credit facilities to be entered into substantially on the terms set forth in Section 3.1.14 of the Company Disclosure Schedule as such facilities may be amended in a manner that does not have a Material Adverse Effect on the Company up to the existing borrowing limit on the date hereof;

          3.1.15. not enter into any contract or commitment or make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, (i) other than any contract or commitment (or series of related contracts or commitments) providing for the provision of services by the Company or any of its Subsidiaries to any new client of the Company or any of its Subsidiaries which is reasonably expected to generate less than $2 million in revenues over its term or (ii) other than contracts or commitments which are reasonably expected to involve payments by or to the Company or any of its Subsidiaries of less than $300,000 in any single contract or commitment (or series of contracts or commitments relating to the same matter) over its term; provided, that this clause (ii) does not apply to those contracts or commitments which are referred to in clause (i) of this paragraph;

          3.1.16. timely satisfy, or cause to be timely satisfied, all applicable Tax reporting and filing requirements contained in the Code with respect to the transactions contemplated by this Agreement, including, without limitation, the reporting requirements contained in United States Treasury Regulation Section 1.367(a)-3(c)(6), which covenant shall continue after the Effective Time until such time as all such reporting and filing requirements are satisfied;

          3.1.17. use best efforts to obtain waivers, by March 15, 2001, under its credit facility with First Union Bank dated December 28, 1999, as amended from time to time, and its credit facility with AmSouth Bank dated December 8, 2000, as amended from time to time, so that the Company shall no longer be in violation of its covenants thereunder;

          3.1.18. subject to restrictions imposed by applicable law, confer with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations; or

          3.1.19. not authorize or enter into an agreement to take any of the actions referred to in subsections 3.1.2 through 3.1.15.

     Section 3.2. Interim Operations of Parent. During the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, as applicable (unless the Company shall otherwise approve in writing (which consent shall not be unreasonably withheld) and except as otherwise expressly contemplated by or provided in this Agreement or as set forth in the corresponding section of the Parent Disclosure Schedule):

          3.2.1. not take any action which would reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the Merger;

          3.2.2. not (i) amend, or propose any change in, the certificate of incorporation of Parent; (ii) split, combine, subdivide or reclassify the outstanding share capital of Parent or (iii) adopt a plan of complete or partial liquidation;

          3.2.3. (i) not declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock, other than regular cash dividends, consistent with past practice (including increases consistent with past practice); or (ii) repurchase, redeem or otherwise acquire (except for repurchases, redemptions or acquisitions (A) required by the terms of its capital stock or securities outstanding on the date of this Agreement, (B) required by the terms as of the date of this Agreement of, or in the ordinary course of the operation of, any Parent employee stock option or other employee plan or scheme or (C) otherwise in the ordinary course) any shares of its capital stock or any securities convertible, exchangeable or exercisable for or into shares of its capital stock;

          3.2.4. not take any action or omit to take any action which, to the knowledge of the Parent Executive Officers, would prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or take any action that would cause the Merger to fail to qualify as a reorganization under Section 368 of the Code;

          3.2.5. not take any action to cause Parent Common Shares to cease to be listed on the NYSE or the TSE;

          3.2.6. except for any change which is not material or which is required by reason of a concurrent change in Canadian GAAP, not change any method of accounting practice used by it;

          3.2.7. not take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

          3.2.8. timely satisfy, or cause to be timely satisfied, all applicable Tax reporting and filing requirements contained in the Code with respect to the transactions contemplated by this Agreement, including, without limitation, the reporting requirements contained in United States Treasury Regulation Section 1.367(a)-3(c)(6), which covenant shall continue after the Effective Time until all such reporting and filing requirements are satisfied; or

          3.2.9. not authorize or enter into an agreement to take any of the actions referred to in subsections 3.2.1 through 3.2.7.

     Section 3.3. Acquisition Proposals.
                  ---------------------

          3.3.1. After the execution of this Agreement and prior to the Effective Time, the Company agrees that neither it nor any of its Subsidiaries nor any of its or any of its Subsidiaries' officers or directors shall, and the Company shall direct and use its best efforts to cause its and its Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively, the "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries by any Person not a party to this Agreement or the making of any proposal or offer by any Person not a party to this Agreement with respect to, a merger, reorganization, share exchange, business combination, liquidation, dissolution, recapitalization, consolidation or similar transaction involving the Company or any purchase of, or offer to purchase,
(i) 10% or more of the outstanding shares of the capital stock of the Company or capital stock of, or other equity or voting interests in, any of the Company's Subsidiaries, or (ii) assets or businesses of the Company and its Subsidiaries taken as a whole that constitute or represent 10% or more of the assets or businesses of the Company and its Subsidiaries (any indication of interest in any of the foregoing or inquiry, proposal or offer relating to or reasonably likely to lead to any of the foregoing being an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of its or any of its Subsidiaries' officers or directors will, and that it will direct and use its best efforts to cause its Representatives not to, directly or indirectly, engage in or continue any discussions or negotiations with or provide any confidential information or data to any Person not a party to this Agreement relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Notwithstanding the foregoing, prior to receipt of the Company Requisite Vote, in the event that (i) the Company shall receive an Acquisition Proposal and has not at any time violated the terms of this Section 3.3.1, (ii) the Board of Directors of the Company determines in its good faith judgment (x) after receiving the advice of its financial advisor that this Acquisition Proposal is reasonably likely to result in a Superior Proposal and (y) after receiving the advice of its outside counsel that, in light of this Acquisition Proposal, if the Company fails to participate in discussions or negotiations with, or furnish confidential information or data to, the Person making the Acquisition Proposal, that the Board of Directors would be in violation of its fiduciary duties under applicable Law and (iii) after giving Parent three Business Days notice of its intention to do so, the Company may, prior to the receipt of the Company Requisite Vote, engage in discussions and/or negotiations with the Person that made the Acquisition Proposal and/or furnish confidential information and data to that Person pursuant to a customary confidentiality agreement containing terms no less restrictive than those set forth in the Confidentiality Agreement previously entered into by the Company and Parent (the "Confidentiality Agreement"); provided that a copy of all written information furnished to the Person that made the Acquisition Proposal is promptly provided to Parent. For purposes of this Agreement, a "Superior Proposal" means any bona fide written Acquisition Proposal that (A) shall have a value of at least 105% of the value of the consideration offered pursuant to the Merger and (B) the Board of Directors of the Company determines in its good faith judgment (x) after consultation with its financial advisors (and taking into account all the terms and conditions of the Acquisition Proposal deemed relevant by the Company's Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the Person making the Acquisition Proposal to obtain any financing necessary to effect the transactions contemplated by the Acquisition Proposal), to be more favorable from a financial point of view to its shareholders than the Merger, and (y) taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, to constitute a transaction that is reasonably likely to be consummated on the terms set forth in the Acquisition Proposal.

          3.3.2. As of the date of this Agreement, the Company has and has caused each of its Subsidiaries and Representatives to have (i) terminated any existing activities, discussions or negotiations with any Person not a party to this Agreement conducted heretofore with respect to any Acquisition Proposal and (ii) requested the prompt return of all confidential information relating to the Company or any of its Subsidiaries previously furnished to any such third parties.

          3.3.3. The Company agrees that it will take the necessary steps promptly to inform its Subsidiaries and its Subsidiaries' Representatives of the obligations undertaken in this Section 3.3. The Company agrees that it will promptly (and in no event later than 24 hours after receipt of an Acquisition Proposal) notify Parent (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal and set forth its material terms) after receipt of an Acquisition Proposal, or if any nonpublic information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any of its or its Subsidiaries' Representatives and thereafter shall keep Parent informed, on a current basis, of the status and material terms of any proposals or offers.

          3.3.4. Except as provided in Section 3.3.5, nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender or exchange offer or (ii) making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable Law.

          3.3.5. The Board of Directors of the Company shall recommend that the shareholders of the Company vote to approve this Agreement (and this recommendation shall be included in the Company Proxy Statement (as defined in Section 3.4.1.1)) and it may not withdraw or modify its recommendation in a manner adverse to Parent or recommend that the Company's shareholders vote in favor of or accept an Acquisition Proposal; provided that the Board of Directors of the Company (i) will not be required to make its recommendation described above, (ii) may withdraw or modify its recommendation described above, and (iii) may recommend that its shareholders vote in favor of or accept an Acquisition Proposal, if (w) after receiving an Acquisition Proposal that constitutes a Superior Proposal, the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside counsel that, in light of this Superior Proposal, if it makes its recommendation described above, fails to withdraw or modify its recommendation described above or fails to recommend that its shareholders vote in favor of or accept the Superior Proposal, as applicable, there is a reasonable possibility that the Board of Directors of the Company would be in violation of its fiduciary duties under applicable Law, (x) after five Business Days have elapsed following delivery by the Board of Directors of the Company of written notice advising Parent that it intends to do so absent modification to the terms and conditions of this Agreement, (y) assuming this Agreement were amended by Parent before the expiration of this five Business Day period, the Acquisition Proposal would nonetheless constitute a Superior Proposal, and (z) the Company has complied with its obligations set forth in Section 3.3.1.

     Section 3.4. Information Supplied.
                  --------------------

          3.4.1. Registration Statement; Other SEC Filings.
                 -----------------------------------------

               3.4.1.1. Each of Parent and the Company shall cooperate and as promptly as reasonably practicable prepare and Parent shall file with the SEC as soon as reasonably practicable a Registration Statement on Form F-4 (or any successor form) (the "Form F-4") under the Securities Act with respect to Parent Common Shares issuable and deliverable pursuant to this Agreement. A portion of the Form F-4 shall serve as a prospectus with respect to Parent Common Shares issuable and deliverable pursuant to the terms of this Agreement and as the Company's proxy statement with respect to the Company Shareholders' Meeting (as defined in Section 3.5) (the "Company Proxy Statement"). The parties hereto will cause the Form F-4 to comply as to form in all material applicable respects with the applicable provisions of the Securities Act and Exchange Act and the rules and regulations under the Securities Act and Exchange Act. Each of Parent and the Company shall use reasonable best efforts to have the Form F-4 declared effective by the SEC as promptly as reasonably practicable after the filing. Parent shall use reasonable best efforts to obtain, prior to the effective date of the Form F-4, all necessary state securities law or "blue sky" permits or approvals required to effect the transactions contemplated by this Agreement. Parent will advise the Company, as promptly as practicable after it receives notice, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Shares issuable and deliverable in connection with the Merger for offering or sale in any jurisdiction.

               3.4.1.2. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Form F-4 or the Company Proxy Statement, including any amendment or supplement, will, at the time the Form F-4 becomes effective under the Securities Act, or in the case of the Company Proxy Statement, at the date of mailing to shareholder and at the time of Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the consummation of the Merger any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment and/or a supplement to the Form F-4 or the Company Proxy Statement, so that the Form F-4 or the Company Proxy Statement would not, at the time the Form F-4 becomes effective under the Securities Act, or, in the case of the Company Proxy Statement, at the date of mailing to shareholders and at the time of the Company Shareholder Meeting, include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers this information shall promptly notify the other party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be as promptly as reasonably practicable filed with the SEC or any other applicable Governmental Entity and, to the extent required by Law, disseminated to the Company's shareholders.

               3.4.1.3. The Company will use reasonable best efforts to cause the Company Proxy Statement to be mailed to its shareholders as promptly as practicable after the date of this Agreement.

          Section 3.5. Meetings. The Company will take all action necessary to convene a meeting to be held as promptly as reasonably practicable after the Form F-4 has been declared effective by the SEC, of the holders of Company Common Shares at which those shareholders will vote with respect to the approval of this Agreement (the "Company Shareholders' Meeting").

     Section 3.6. Filings; Other Actions; Notification.
                  ------------------------------------

          3.6.1. The Company and Parent shall each cooperate with the other and (i) use (and shall cause their respective Subsidiaries to use) their reasonable best efforts as promptly as practicable to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) use (and shall cause their respective Subsidiaries to use) reasonable best efforts to obtain as promptly as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party, including the Company Required Consents and the Parent Required Consents, necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that neither party shall be required by this Section 3.6.1 to take any action, including to accept or agree to any conditions, terms or restrictions or any disposition of assets or businesses, as the case may be, which, individually or in the aggregate, would reasonably be expected to have either a Material Adverse Effect on Parent or a Material Adverse Effect on the Company. The Company shall not accept or agree to any conditions, terms, or restrictions or any disposition of assets or business pursuant to this Section 3.6.1 without the prior written consent of Parent (not to be unreasonably withheld). Subject to applicable Laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

          3.6.2. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and shareholders, as applicable, and any other matters as may be reasonably necessary or advisable in connection with the Form F-4, the Company Proxy Statement, or any other necessary filing, notice, statement, registration, submission of information or application made by or on behalf of the Company or Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          3.6.3. The Company and Parent each shall keep the other apprised of the status of matters relating to the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of its Subsidiaries, from any third party whose consent or approval is required or advisable and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that would reasonably be expected to have a Material Adverse Effect on it or of any failure of any condition set forth in Article IV to the other party's obligations to effect the Merger.

          3.6.4. Prior to making any filing, notice, petition, statement, registration, submission of information or application to or with any third party and/or Governmental Entity (including any securities exchange) in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and except as may be required by Law or by obligations pursuant to any listing agreement with or the rules of any securities exchange, each party shall make all reasonable best efforts to consult with the other party with respect to the content of the filing, notice, petition, statement, registration, submission of information or application and to provide the other party with copies of the proposed filing, notice, petition, statement, registration, submission of information or application. The Company and Parent each shall not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent practicable and permitted by the Governmental Entity, gives the other party the opportunity to attend and participate thereat.

          3.6.5. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of this Agreement, the Merger or the other transactions contemplated hereby or claims or damages in connection therewith, the parties hereto agree to cooperate and use commercially reasonable efforts, subject to the limitations set forth in Section 3.6.1, to defend against and respond thereto.

          3.6.6. Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as promptly as practicable, and in any event prior to 15 days after the date hereof, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division"). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquires and requests received from any State Attorney General or other governmental authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall take all reasonable steps necessary to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney general or any other governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible. Each party shall promptly notify the other parties hereto of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and permit the other parties hereto to review in advance any proposed written communication to any of the foregoing.

     Section 3.7. Access. In order to facilitate the consummation of the Merger and the other transactions contemplated by this Agreement, the Company agrees that, upon reasonable request to any executive officer of the Company designated for the purpose, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) provide reasonable access to Parent and the Representatives of Parent, during normal business hours throughout the period prior to the Effective Time, to its and its Subsidiaries' properties, books, contracts, commitments and records (including any tax returns) and, during this period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested by Parent or Merger Sub and furnish promptly a copy of each report, schedule and other document filed or received by the Company or its Subsidiaries promptly pursuant to the requirements of federal or state securities laws; provided that no receipt of information pursuant to this Section 3.7 shall affect or be deemed to modify any representation or warranty made by the Company hereunder; and provided, further, that the foregoing shall not require the Company to permit any inquiry, or to disclose any information, that in the reasonable judgment of the Company, would (i) violate any antitrust or competition Law or (ii) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality to third parties if the Company shall have used commercially reasonable efforts to obtain the consent of the third party to inspection or disclosure.

     Section 3.8. Publicity. The initial press release concerning this Agreement, the Merger and the other transactions contemplated by this Agreement shall be a joint press release, and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement.

     Section 3.9. Benefits and Other Matters.
                  --------------------------

          3.9.1. Employee Benefits.
                 -----------------

               3.9.1.1. For at least the twelve month period immediately following the Effective Time, Parent intends to, and intends to cause the Surviving Corporation to, provide to Company Employees (i) employee benefits (other than salary, incentive compensation or stock-based benefits) which in the aggregate are substantially comparable to the benefits provided pursuant to the Company Employee Plans and Company Foreign Plans as in effect on the date hereof and (ii) salary, incentive compensation and stock-based benefits pursuant to criteria and procedures established by Parent which will be substantially similar to the criteria and procedures applied to similarly situated employees of Parent or its Subsidiaries; provided, however, that, (x) with respect to Company Employees who are subject to collective bargaining or other labor agreements, all benefits shall be provided in accordance with the applicable collective bargaining or other labor agreements and (y) with respect to Company Employees party to an employment agreement with the Company, all salary, incentive compensation and other employee benefits shall be provided in accordance with the employment agreement with the Company Employee; and provided, further, that the foregoing shall not be construed to limit Parent's flexibility in determining the design of any benefit plan or program, or prevent the amendment or termination of any Company Employee Plan or Company Foreign Plan to the extent permitted by the terms and conditions thereof as in effect on the date hereof.

               3.9.1.2. As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting, but not benefit accrual, under any employee benefit plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees' service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized by the Company immediately prior to the Effective Time.

               3.9.1.3 Parent agrees to grant options to purchase an aggregate of 1,000,000 Parent Common Shares as promptly as practicable after the Effective Time, but in no event later than 90 days thereafter. Such options shall be issued to current members of senior management of the Company who remain with the Company after the Effective Time, as determined by Parent after consultation with the Chief Executive Officer of Parent. Such options shall be granted at fair market value at the time of grant and shall have such other terms as are consistent with Parent's stock option plans.

               3.9.1.4. Nothing expressed or implied in this Agreement shall confer upon any employee or any beneficiary, dependent, legal representative, or collective bargaining agent of such employee any right or remedy or any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or continued employment for any specified period, at any specified location or under any specified job category.

          3.9.2. Director and Officer Indemnification and Insurance. (a) Parent agrees that all rights to indemnification and all limitations on liability existing in favor of each present or former director or officer of the Company or any of its Subsidiaries (each, an "Indemnitee") in respect of acts or omissions of such Indemnitees on or prior to the Effective Time as provided in an agreement between an Indemnitee and the Company or its Subsidiaries in effect as of the date of this Agreement shall continue in full force and effect in accordance with its terms as obligations of the Surviving Corporation.

          (b) The articles of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the articles of incorporation and the by-laws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

          (c) For six years after the Effective Time, Parent shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of the policy in effect on this date; provided, however, that during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by the Company for its existing coverage.

          (d) For six years after the Effective Time, Parent shall indemnify and hold harmless the Indemnitees (i) with respect to all acts or omissions by them in their capacities as officers or directors of the Company or any of its Subsidiaries in connection with the adoption and approval of this Agreement and the transactions contemplated hereby and
(ii) to the fullest extent permitted under applicable law, with respect to all other actions or omissions by them prior to the Effective Time in their capacities as officers or directors of the Company or any of its Subsidiaries or taken by them at the request of, the Company or any of its Subsidiaries. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are duly satisfied.

     Section 3.10. Expenses. Except as otherwise provided in Section 5.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring the expense, except that the Company and Parent shall share equally the costs and expenses of filing, printing and distributing the Form F-4, the Company Proxy Statement and related documents, provided, however, that Parent shall pay all fees required in connection with any filing required under the HSR Act.

     Section 3.11. Other Actions by the Company and Parent.
                   ---------------------------------------

          3.11.1. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement the Company and its Board of Directors shall, subject to applicable Law, grant any approvals and take any actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of any Takeover Statute on these transactions.

          3.11.2. Notices of Certain Events.

               3.11.2.1. The Company shall as promptly as practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its Subsidiaries is a party or the failure of which to obtain would materially delay the consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

               3.11.2.2. Each of Parent and Merger Sub shall as promptly as practicable after executive officers of Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or its Subsidiaries are a party or the failure of which to obtain would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Parent or Merger Sub, which relate to consummation of the transactions contemplated by this Agreement.

               3.11.2.3. Each of the Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Material Adverse Effect on such party giving notice and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Material Adverse Effect on such party giving notice; provided, however, that the delivery of any notice pursuant to this
Section 3.11.2.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 3.12. Listing Applications; Establishment of Parent Common Shares. Parent shall as promptly as reasonably practicable prepare and submit to the NYSE and the TSE a listing application with respect to Parent Common Shares issuable pursuant to the Merger, and shall use reasonable best efforts to obtain, approval for the listing, subject to official notice of issuance, of such Parent Common Shares.

     Section 3.13. Letters of Accountants.
                   ----------------------

          (a) The Company shall use commercially reasonable efforts to cause to be delivered to Parent "comfort" letters of Ernst & Young, the Company's independent public accountants, dated the effective date of the Form F-4 and the Closing Date, respectively, and addressed to the Company and its directors and Parent and its directors, in form reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

          (b) Parent shall use commercially reasonable efforts to cause to be delivered to the Company "comfort" letters of Samson, Belair, Deloitte & Touche, Parent's independent public accountants, dated the effective date of the Form F-4 and the Closing Date, respectively, and addressed to Parent and its directors and the Company and its directors, in form reasonably satisfactory to the Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

     Section 3.14. Agreements of Company Affiliates. The Company shall promptly cause to be prepared and delivered to Parent a list identifying all persons who may be deemed to be as of the date of the Company Shareholders' Meeting "affiliates" of the Company for purposes of Rule 145 under the Securities Act (the "Company Affiliates"), and shall use reasonable best efforts to cause each Company Affiliate to deliver to Parent an executed agreement in the form attached as Exhibit B as promptly as practicable prior to the Closing Date.

     Section 3.15. Tax Representation Letters. Parent shall deliver to counsel to Parent and to counsel to the Company as of the Closing Date a "Tax Representation Letter" containing such customary representations as shall be necessary to enable counsel to render the opinions described in Sections 4.2.3 and 4.3.3 of this Agreement. The Company shall deliver to counsel to the Company and to counsel to Parent as of the Closing Date a Tax Representation Letter containing such customary representations as shall be necessary to enable counsel to render the opinions described in Sections 4.2.3 and 4.3.3 of this Agreement.

     Section 3.16. Information to be Supplied to Five Percent Transferee Shareholder. Parent shall cooperate with any reasonable request by any "five-percent transferee shareholder" with respect to Parent within the meaning of the United States Treasury Regulation Section 1.367(a)-3(c)(5)(ii) (a "Five-Percent Transferee Shareholder"), in order for the Five-Percent Transferee Shareholder to be able to comply with the gain recognition agreement requirements of United States Treasury Regulation Section 1.367(a)-8, including the annual certification required thereunder. This cooperation shall solely require the provision of information upon specific written request for information to Parent, with sufficient advance notice, on a timely basis to the Five-Percent Transferee Shareholder as to transfers of shares of stock or assets of the Company that are required to be reported by the Five-Percent Transferee Shareholder to the Internal Revenue Service pursuant to United States Treasury Regulation Section 1.367(a)-8, in each case in a manner consistent with Parent's obligations under applicable securities and other law, as determined by Parent in its discretion. Each Five-Percent Transferee Shareholder agrees to keep confidential all information received from the Company pursuant to this Section 3.16 and not use such information for any purpose other than compliance with United States Treasury Regulation
Section 1.367(a)-8.

                                 ARTICLE IV

                                 CONDITIONS

     Section 4.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction or waiver of each of the following conditions:

          4.1.1. Company Shareholder Approval. This Agreement shall have been approved by the shareholders of the Company by the Company Requisite Vote.

          4.1.2. Regulatory Consents. All the Company Required Consents and the Parent Required Consents from or with any Governmental Entity (collectively, "Governmental Consents") in connection with the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained, except where the failure to obtain any Governmental Consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or on the Company after the Effective Time or would result in a violation of the civil or criminal law of that jurisdiction. No Governmental Consents shall contain any terms or impose any condition or restriction relating or applying to, or requiring changes in or limitations on, the operation of any asset or businesses of the Company, Parent or any of their respective Subsidiaries which term, condition or restriction, individually or in the aggregate, would reasonably be expected to have either a Material Adverse Effect on Parent or a Material Adverse Effect on the Company. Any applicable waiting period under the HSR Act or the CCA relating to the Merger shall have expired.

          4.1.3. Laws and Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger, or that would materially frustrate the express intent and purposes of this Agreement (collectively, "Order") and no Government Entity shall have instituted or threatened any proceeding seeking any Order.

          4.1.4. Effectiveness of Form F-4. The Form F-4 shall have become effective and no stop order suspending the effectiveness of the Form F-4 shall then be in effect, and no proceeding for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn; and all state securities or "blue sky" permits or approvals required to consummate the Merger shall have been received.

          4.1.5. Listing. Parent Common Shares to be issued pursuant to the Merger and those to be reserved for issue upon exercise of stock options shall have been authorized for listing on the NYSE and the TSE, subject to official notice of issuance.

          4.1.6. Third Party Consents. Any consents of third parties required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained, except where the failure to obtain such consents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or Parent after the Effective Time. In addition, the obligations of each of Parent and Merger Sub to effect the Merger are subject to the condition that (i) any consents or waivers of third parties listed on Schedule 4.1.6(a) which may be required in connection with the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, and (ii) the Company shall have used its reasonable best efforts to avoid the termination or modification of the agreements, contracts or arrangements listed on Schedule 4.1.6(b) by any of the respective parties thereto and to avoid any adverse effect to, or change in, the benefits to the Company or its Subsidiaries thereunder, which termination, modification, effect or change arises in connection with or as a result of the consummation of the Merger and the transactions contemplated by this Agreement, and (iii) any penalties, liabilities or charges arising in connection with or as a result of the consummation of the transactions contemplated hereby under any leases or subleases of real or personal property listed or referred to on the Company Lease List (including any penalties, liabilities or charges arising pursuant to any of the provisions of such leases or subleases and any penalties, liabilities or charges incurred due to the modification, termination, amendment, re-negotiation or replacement of such leases or subleases (including increased rentals payments or replacement values) and any penalties, liabilities or charges in connection with or arising out of the failure to obtain any Company Lease Consents), shall not have exceeded, in Parent's reasonable and informed assessment, aggregate economic costs of more than $3 million, and that the Company shall have used reasonable best efforts to help Parent assess such aggregate economic costs.

          4.1.7. Parent Shareholder Approval. If any approvals by the shareholders of Parent for the issuance of Parent Common Shares, this Agreement or the transactions required hereby are required by the rules of the NYSE or the TSE ("Parent Shareholder Approval"), then such approvals shall have been obtained.

          Section 4.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent prior to the Closing Date of the following conditions:

          4.2.1. Representations and Warranties of the Company. The representations and warranties of the Company set forth in Section 2.1.2 of this Agreement shall be true and correct in all material respects, all representations and warranties set forth in this Agreement (other than Section 2.1.2) that are qualified as to material, materiality or Material Adverse Effect shall be true and correct in all respects, and all representations and warranties set forth in this Agreement other than
Section 2.1.2 not so qualified shall be true and correct except as would not reasonably be expected to have a Material Adverse Effect on the Company in each case when made and as of the Closing Date as if made on and as of that date (provided that, in either case, those representations and warranties which are by their express provisions made as of a specific date need be true and correct only as of the specified date), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to that effect.

          4.2.2. Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to that effect.

          4.2.3. Tax Opinion. Parent shall have received an opinion from Fried, Frank, Harris, Shriver & Jacobson (or, if Fried, Frank, Harris, Shriver & Jacobson refuses to issue such opinion, from other counsel reasonably satisfactory to Parent), dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, (ii) Parent will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Merger, (iii) no gain or loss will be recognized by the shareholders of the Company who exchange Company Common Shares solely for Parent Common Shares pursuant to the Merger (except with respect to cash received in lieu of fractional interests in Parent Common Shares), and (iv) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368 of the Code. The opinion set forth in clause (ii) shall not address the Tax consequences applicable to any shareholder of the Company who, immediately after the Merger, will be a "five-percent transferee shareholder" with respect to Parent within the meaning of United States Treasury Regulation
Section 1.367(a)-3(c)(5)(ii). In rendering its opinion, counsel shall be entitled to rely upon customary representations of Parent and the Company reasonably requested by counsel.

          4.2.4. Executive Agreements. Mr. Satish Sanan shall have executed and delivered to the other parties thereto the Executive Agreements in the form attached hereto as Exhibit A, and the Executive Agreements shall be in full force and effect. In addition, Mr. Satish Sanan shall have performed all of his duties and obligations under the Executive Agreements which are required to be performed by him prior to or at the Effective Time pursuant to the terms of the Executive Agreements.

          4.2.5. Affiliate Letters. Each Company Affiliate shall have executed and delivered to Parent an Affiliate Letter in the form attached as Exhibit B, and each such Affiliate Letter shall be in full force and effect.

          4.2.6. Voting Agreement. Mr. Satish Sanan and A&S Family Limited Partnership shall have executed and delivered to Parent a Voting Agreement in the form attached as Exhibit C, and each such Voting Agreement shall be in full force and effect.

          Section 4.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Closing Date of the following conditions:

          4.3.1. Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent set forth in Section 2.2.2 of this Agreement shall be true and correct in all material respects, all representations and warranties set forth in this Agreement (other than Section 2.2.2) that are qualified as to material, materially or Material Adverse Effect shall be true and correct in all respects, and all representations and warranties set forth in this Agreement (other than Section 2.2.2) not so qualified shall be true and correct except as would not reasonably be expected to have a Material Adverse Effect on Parent, in each case when made and as of the Closing Date as if made on and as of that date (provided that, in either case, those representations and warranties which are by their express provisions made of a specific date need be true and correct only as of the specified date), and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to that effect.

          4.3.2. Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to that effect.

          4.3.3. Tax Opinion. The Company shall have received an opinion from Holland & Knight LLP (or, if Holland & Knight LLP refuses to issue such opinion, from other counsel reasonably satisfactory to the Company), dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code,
(ii) Parent will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Merger, (iii) no gain or loss will be recognized by the shareholders of the Company who exchange Company Common Shares solely for Parent Common Shares pursuant to the Merger (except with respect to cash received in lieu of fractional Parent Common Shares) and (iv) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of
Section 368 of the Code. The opinion set forth in clause (ii) shall not address the Tax consequences applicable to any shareholder of the Company who, immediately after the Merger, will be a "five-percent transferee shareholder" with respect to Parent within the meaning of United States Treasury Regulation Section 1.367(a)-3(c)(5)(ii). In rendering this opinion, counsel shall be entitled to rely upon customary representations of Parent and the Company reasonably requested by counsel.

                                 ARTICLE V

                                TERMINATION

     Section 5.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

     Section 5.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by the eight month anniversary of the date of this Agreement (the "Termination Date"), whether this date is before or after the date of approval of this Agreement by shareholders of the Company; provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill in any material respect its obligations under this Agreement has caused or resulted in the failure of the Merger to have been consummated on or before the Termination Date; (ii) a Governmental Entity of competent jurisdiction shall have enacted any Law or issued a final non-appealable permanent injunction or order that prohibits the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party who has not used reasonable best efforts to prevent this injunction or order from being issued or this injunction or order is due to a material breach by a party of its obligations under this Agreement; (iii) the Company Requisite Vote shall not have been obtained at a duly held Company Shareholders' Meeting after such Company Shareholders' Meeting has been held, including any adjournments or postponements; or (iv) if Parent Shareholder Approval is required, such Approval shall not have been obtained at a meeting of Parent shareholders, duly held, after such meeting has been held (or has not been obtained by written consent of shareholders).

     Section 5.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company, by action of the Board of Directors of the Company, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate or Parent shall breach any covenant or agreement contained in this Agreement, in either case as a result of which (because of the failure of Parent to cure within twenty (20) Business Days following written notice of this breach from the Company) a condition set forth in Sections 4.3.1 or 4.3.2 would not be satisfied prior to or as of the Termination Date, (ii) prior to receipt of the Company Requisite Vote, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and the Company shall have given Parent five days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.5.2 shall have been received by Parent, or (iii) prior to receipt of the Company Requisite Vote (A) a tender or exchange offer is commenced by a potential acquirer for all outstanding shares of Company Common Shares, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the shareholders that they tender their shares in such tender or exchange offer, and (C) the Company shall have given Parent five days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.5.2 shall have been received by Parent.

     Section 5.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its recommendation that the Company's shareholders vote to approve this Agreement and the transactions contemplated by this Agreement or failed to reconfirm this recommendation within two Business Days after a written request by Parent to do so; (ii) the Company or its Board of Directors shall recommend an Acquisition Proposal to its shareholders; or (iii) any representation or warranty of the Company contained in this Agreement shall be inaccurate or the Company shall breach any covenant or agreement contained in this Agreement, in either case as a result of which (because of the failure of the Company to cure within twenty (20) Business Days following written notice of this breach from Parent) a condition set forth in Sections 4.2.1 or 4.2.2 would not be satisfied prior to or as of the Termination Date.

     Section 5.5. Effect of Termination and Abandonment.
                  -------------------------------------

          5.5.1. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article V, this Agreement (other than as set forth in Section 6.1) shall become void and of no effect with no liability on the part of either party (or of any of their Representatives); provided, however, that no termination shall relieve either Parent or the Company of any liability for damages resulting from any willful and intentional breach of this Agreement or from any obligation to pay, if applicable, the amounts payable pursuant to Section 5.5.2 or 5.5.3.


          5.5.2. (a) If:

          (i) Parent shall terminate this Agreement pursuant to clauses (i) or (ii) of Section 5.4;

          (ii) any Person shall have made a bona fide Acquisition Proposal relating to the Company or shall have publicly announced such an Acquisition Proposal (or an intention to make such an Acquisition Proposal) and thereafter (x) this Agreement is terminated pursuant to clause (i) of Section 5.2, and (y) within 9 months after the termination of this Agreement, the Company enters into an agreement in respect of any Acquisition Proposal or a transaction pursuant to an Acquisition Proposal is consummated;

          (iii) Parent shall terminate this Agreement pursuant to clause
     (iii) of Section 5.4 and either (x) prior thereto a bona fide Acquisition Proposal relating to the Company shall have been made by any Person to the Company or a Person shall have publicly announced such an Acquisition Proposal (or an intention to make such an Acquisition Proposal) or (y) within 9 months after termination of this Agreement, the Company enters into an agreement in respect of an Acquisition Proposal or a transaction pursuant to an Acquisition Proposal is consummated;

          (iv) either the Company or Parent shall terminate this Agreement pursuant to clause (iii) of Section 5.2 and (x) prior thereto a bona fide Acquisition Proposal relating to the Company shall have been made or a Person shall have publicly announced such an Acquisition Proposal Company (or any intention to make such an Acquisition Proposal) and
     (y) within 9 months after the termination of this Agreement, the Company enters into an agreement in respect of any Acquisition Proposal or a transaction with respect to an Acquisition Proposal is consummated; or

          (v) the Company shall terminate this Agreement pursuant to clauses (ii) or (iii) of Section 5.3,

then in any case as described in clause (i), (ii), (iii), (iv) or (v) the Company shall pay to Parent (by wire transfer of immediately available funds not later than, in the case of clauses (i), (iv) and (v) the date of termination of this Agreement or, in the case of clauses (ii) and (iii), the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the transaction in respect thereof) an amount equal to $13 million. The termination of this Agreement by the Company under Sections 5.3(ii) and 5.3(iii) hereto shall not be effective until such time as the payment required by this Section shall have been received by Parent.

          5.5.3. If Parent or the Company shall terminate this Agreement pursuant to clause (iv) of Section 5.2, Parent shall pay to the Company (by wire transfer of immediately available funds no later than the date of termination of this Agreement) an amount equal to $3.0 million.

          The parties acknowledge that the agreements contained in Sections
5.5.2 and 5.5.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent fails promptly to pay any amounts due pursuant to Sections 5.5.2 or 5.5.3, as the case may be, and, in order to obtain the payment, either the Company or Parent commences a suit which results in a judgment against the other party for the payments set forth in this Section 5.5.2 or 5.5.3, as the case may be, the prevailing party shall be entitled to its costs and expenses (including attorneys' fees) in connection with its suit from the non-prevailing party, together with interest on the amounts due from each date for payment until the date of the payment at the prime rate of Citibank, N.A. in effect on the date the payment was required to be made plus 2 percent.

                                 ARTICLE VI

                         MISCELLANEOUS AND GENERAL

     Section 6.1. Survival. This Article VI and the agreements of the Company and Parent contained in Section 3.9 shall survive the Effective Time. This Article VI, the representations and warranties contained in Sections 2.1.24 and 2.2.17, the agreements of the Company and Parent contained in Sections 3.10 and 5.5 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the Effective Time or the termination of this Agreement.

     Section 6.2 Modification or Amendment. This Agreement may be modified or amended by agreement of the parties, by action taken or authorized by their respective Boards of Directors, at any time prior to the Effective Time; provided, however, that, after approval by shareholders of the Company of the matters presented at the Company Shareholders' Meeting, no modification or amendment shall be made which under applicable Law requires further approval by the shareholders without such further approval. This Agreement may not be modified or amended except by an instrument in writing executed and delivered by duly authorized officers of each of the parties.

     Section 6.3. Waiver of Conditions. Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

     Section 6.4. Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     Section 6.5. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all counterparts shall together constitute the same agreement.

     Section 6.6. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Florida applicable to contracts to be performed wholly in such state.

     Section 6.7. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and
(iii) one Business Day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for that party:

          If to IMRglobal CORP.:

          Mr. Satish K. Sanan
          IMRglobal Corp.
          100 South Missouri Avenue
          Clearwater, FL  33756
          Facsimile:   (727) 467-9688

          with a copy to:

          HOLLAND & KNIGHT LLP
          400 North Ashley Drive
          Suite 2300
          Tampa, Florida  33602
          Attention:   Robert Grammig
          Facsimile:  (813) 229-0134

          If to CGI GROUP INC. or CGI FLORIDA CORPORATION:

          CGI GROUP INC.
          1130 Sherbrooke Street West
          Montreal, Quebec
          Canada  H3A 2M8
          Attention:   Executive Vice President
                       Mergers and Acquisitions
          Facsimile:  (514) 841-3294

          with a copy to:

          McCARTHY TETRAULT
          Windsor Tower, 5th Floor
          1170 Peel Street
          Montreal, Quebec
          H3B 4S8
          Canada
          Attention:   Christiane Jodoin
          Facsimile:  (514) 875-6246

          and

          FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
          One New York Plaza
          New York, New York  10004
          United States
          Attention:   Peter Golden, Esq.
          Facsimile:  (212) 859-4000


or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. For purposes of this Agreement, "Business Day" means any day other than a Saturday, Sunday or a bank holiday in the United States or Canada.

     Section 6.8. Entire Agreement. This Agreement (including the exhibits), the Disclosure Schedules (including the exhibits thereto), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, between the parties hereto with respect to the subject matter of this Agreement. References to this Agreement shall for all purposes be deemed to include references to the Disclosure Schedules (including the exhibits). Except as set forth in Section 3.9.2, this Agreement is not intended to confer upon any Person other than the parties hereto any rights (including third party beneficiary rights) or remedies hereunder.

     Section 6.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions. If any provision of this Agreement, or the application to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision unless the substitution of that provision would materially frustrate the express intent and purposes of this Agreement and
(b) the remainder of this Agreement and the application of this provision to other Persons or circumstances shall not be affected by its invalidity or unenforceability, nor shall invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     Section 6.10. Interpretation. The headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 6.11. Assignment. Except as provided in Section 1.1.4, this Agreement shall not be assignable by operation of law or otherwise, and any purported assignment in violation of this provision shall be void.

     Section 6.12. Specific Performance. Each party hereto acknowledges and agrees that the other parties hereto could be irreparably damaged in the event that its obligations contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached in each case on or prior to the Effective Time. Accordingly, each party hereto agrees that the other parties will be entitled to an injunction or injunctions to enforce specifically such covenants in any action in any court having personal and subject matter jurisdiction, in addition to any other remedy to which each such party may be entitled at law or in equity.

     Section 6.13. Forms of Currency. Unless otherwise specified in this Agreement, all forms of currency shall be denominated in United States dollars.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Parent, the Company and Merger Sub as of the date of this Agreement.

                                IMRglobal CORP.



                                By: /s/ Vincent Addonisio
                                   ------------------------------------------
                                   Name:     Vincent Addonisio
                                   Title:    Executive Vice President
                                             and Chief Administrative Officer



                                CGI GROUP INC.



                                By: /s/ Serge Godin
                                    -----------------------------------------
                                    Name:    Serge Godin
                                    Title:   Chairman, president and chief
                                             executive officer



                                CGI FLORIDA CORPORATION



                                By: /s/ Andre Imbeau
                                    -----------------------------------------
                                    Name:    Andre Imbeau
                                    Title:   Executive vice president and
                                             chief financial officer